SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Anthem, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2016 PROXY STATEMENT

Annual Meeting of Shareholders

Indianapolis, IN

May 19, 2016

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give members access to the care they need. With over 72 million people served by our affiliated companies, including more than 38 million enrolled in our family of health plans, we are one of the nation’s leading health benefits companies. We are an independent licensee of the Blue Cross and Blue Shield Association. We serve our members as the Blue Cross licensee for California; as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties, and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. We also conduct business through our Amerigroup subsidiary in Florida, Georgia, Iowa, Kansas, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Tennessee, Texas and Washington. In addition, we conduct business through our recently acquired Simply Healthcare subsidiary in Florida. We also serve customers throughout the country as HealthLink, UniCare, and in certain Arizona, California, Nevada and Virginia markets through our CareMore subsidiary. We are licensed to conduct insurance operations in all 50 states through our subsidiaries. To find out more about us, go to antheminc.com.

April 1, 2016

To Our Shareholders:

The Board of Directors joins us in extending to you a cordial invitation to attend the 2016 Annual Meeting of Shareholders of Anthem, Inc. The meeting will be held at the Conrad Indianapolis Hotel, 50 West Washington Street, Indianapolis, Indiana, 46204 at 8:00 a.m., Eastern Daylight Time, on Thursday, May 19, 2016. At the meeting, we will be voting on the matters described in this proxy statement.

We are providing access to our proxy materials over the Internet at www.envisionreports.com/antm. On or about April 1, 2016, we will mail a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to the majority of our shareholders of record, and on or about the same date, we will mail to our other shareholders who have requested them a printed copy of this proxy statement and a proxy card. On the mailing date of the E-Proxy Notice, all shareholders of record and beneficial owners will have the ability to access all proxy materials at the website listed above. Our 2015 Annual Report on Form 10-K, which is our Annual Report to Shareholders, is being made available with the accompanying proxy statement.

If you are unable to attend the Annual Meeting, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. Any shareholder who attends the Annual Meeting may vote in person, even if the shareholder has voted through the Internet, by telephone or by mail, provided that if your shares are registered in the name of a bank or your broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and bring it with you to the Annual Meeting.

Any shareholder planning to attend the Annual Meeting must comply with the requirements for admission set forth in the accompanying proxy statement under “Annual Meeting Admission” on page 65. An admission ticket, which is required for admission to the Annual Meeting, will be mailed to you upon your request. Our Shareholder Services Department must receive your written request for an admission ticket on or before May 10, 2016 to ensure sufficient time for delivery to you.

We hope that you will be able to attend the Annual Meeting, and we look forward to seeing you.

Sincerely,

Joseph R. Swedish

Chair, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of Anthem, Inc.

Date and Time:	Thursday, May 19, 2016 at 8:00 a.m. Eastern Daylight Time

Location:	Conrad Indianapolis Hotel
50 West Washington Street
Indianapolis, Indiana 46204

Items of Business:

•   To elect the four members of the Board of Directors identified in the accompanying proxy statement.

•   To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

•   To hold an advisory vote to approve the compensation of our named executive officers.

•   If properly presented at the Annual Meeting, to vote on the shareholder proposal set forth in the accompanying proxy statement.

•   To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on March 18, 2016.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares (as described in the accompanying materials) through the Internet, by telephone or, if you received a printed copy of the proxy card by mail, by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors,

Kathleen S. Kiefer Corporate Secretary	Scan this QR code to vote with your smartphone or go to www.envisionreports.com/antm

You can vote in one of four ways:

Visit the website listed on your notice of meeting or proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

If you received a printed copy of the proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Attend the Annual Meeting to vote IN PERSON

2016 Proxy Statement Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2015 Annual Report on Form 10-K.

Annual Meeting of Shareholders

Thursday, May 19, 2016 at 8:00 a.m., EDT	Record Date: March 18, 2016

Conrad Indianapolis Hotel

50 West Washington Street

Indianapolis, Indiana 46204

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations
Election of the following persons as directors:	FOR EACH NOMINEE
¡ Lewis Hay, III	FOR
¡ George A. Schaefer, Jr.	FOR
¡ Joseph R. Swedish	FOR
¡ Elizabeth E. Tallett	FOR
Ratification of Ernst & Young LLP as Auditors for 2016	FOR
Advisory vote to approve the compensation of our Named Executive Officers	FOR
Shareholder proposal on lobbying disclosure	AGAINST

Business Highlights

•

Our 2015 net income increased to $9.38 per share from $8.99 per share in 2014. Adjusted net income per share grew by 8.7% to $10.16 per share in 2015 from $9.35 per share in 2014 (refer to the GAAP Reconciliation table on page A-1).

•	Operating cash flow was approximately $4.1 billion or 1.6 times net income for 2015.
•	Total operating revenue increased 7.4% compared to 2014 to approximately $78.4 billion.
•	Medical membership grew by 1.1 million members, or 3%, during 2015, including the addition of 212,000 members associated with our acquisition of Simply Healthcare in February 2015.
•	We entered into an Agreement and Plan of Merger to acquire Cigna Corporation (“Cigna”), which is expected to close in the second half of 2016.
•	Our closing stock price increased by 11% from $125.67 on December 31, 2014 to $139.44 on December 31, 2015.

Compensation Highlights

•

To align the interests and rewards of our Named Executive Officers (“NEOs”) with the long-term interests of our shareholders and drive the achievement of our purpose and vision, our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan and equity grant programs under our Incentive Compensation Plan.

•	Our strong financial performance is reflected in the compensation that our NEOs earned for 2015.
•	Performance stock units granted in 2015 have a three-year performance period, which differs from the annual performance period for performance stock units granted in previous years.

Primary Components of 2015 Target Compensation

2016 Proxy Statement Summary (continued)

Corporate Governance

Our corporate governance policies reflect our commitment to effective corporate governance and high ethical standards:

•	Majority voting for uncontested director elections.
•	Recently adopted proxy access for shareholder-nominated director nominees (based on feedback received during the engagement process with our largest shareholders).
•	Eight of our nine current directors are independent and only independent directors serve on the Audit, Compensation and Governance Committees.
•	We have an independent Lead Director.
•	Executive sessions of the independent directors are held at each in-person board meeting.
•	Short sales, hedging transactions and pledging our stock are prohibited for all directors, officers and associates.
•	Significant stock ownership requirements are in place for directors and executive officers.
•	Our clawback policy applies to executive officers’ incentive compensation in the event of a restatement of our financial statements due to misconduct.
•	The Board and each standing committee annually conduct evaluations of their performance and director peer evaluations are performed periodically.
•	Individuals cannot stand for election as directors if 72 years of age or older, and directors cannot serve on more than three other public company boards.
•	Our annual report on Political Contributions and Related Activities is available on our website at www.antheminc.com under “About Anthem, Inc. — Government Relations — Political Contributions”.

Director Qualifications and Experience

The following chart provides summary information about our directors’ skills and experiences. More detailed information is provided under the description of the “Governance Committee” beginning on page 6 and in each director’s biography beginning on page 16.

Directors	CEO/COO	Insurance Industry	Finance	Health Care Industry	Marketing/ Public Relations	Information Technology	Regulatory/ Government	ESG	Diversity
R. Kerry Clark	Ö			Ö	Ö
Robert L. Dixon, Jr.					Ö	Ö			Ö
Lewis Hay, III	Ö		Ö		Ö	Ö	Ö	Ö
Julie A. Hill	Ö		Ö	Ö	Ö			Ö	Ö
Ramiro G. Peru			Ö			Ö			Ö
William J. Ryan	Ö	Ö	Ö		Ö
George A. Schaefer, Jr.	Ö		Ö	Ö	Ö	Ö
Joseph R. Swedish	Ö	Ö	Ö	Ö		Ö	Ö	Ö
Elizabeth E. Tallett	Ö	Ö	Ö	Ö	Ö		Ö	Ö	Ö

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to our long-term success. For this reason, we spend significant time meeting with our shareholders, listening to their concerns and responding to their feedback. Over the past year, management engaged with our largest shareholders, representing in aggregate approximately 40% of our outstanding shares, on our corporate governance practices, including the proxy access right recently adopted by the Board. In addition, our management team regularly offers shareholders the opportunity to discuss our quarterly results and other topics of interest to shareholders. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively discussing our business and strategy.

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2015, as approximately 97% of votes cast were voted in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

Table of Contents (continued)

Proxy Statement

ANTHEM, INC.

120 Monument Circle

Indianapolis, Indiana 46204

Annual Meeting of Shareholders

May 19, 2016

Purpose

This proxy statement is being made available to shareholders on or about April 1, 2016 in connection with a solicitation by the Board of Directors (the “Board”) of Anthem, Inc. (“Anthem,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 8:00 a.m., Eastern Daylight Time, Thursday, May 19, 2016, at the Conrad Indianapolis Hotel, 50 West Washington Street, Indianapolis, Indiana 46204, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 7:30 a.m., Eastern Daylight Time. You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. For instructions on requesting admission tickets, see page 65 of this proxy statement.

Record Date

At the close of business on March 18, 2016, the record date for the annual meeting, there were 262,659,946 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum

In order for business to be conducted at the annual meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present.

Vote Required

You will have one vote for each share held. Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present, but will have no effect on the outcome of any proposal.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, date and return your proxy card, but do not provide instructions, your shares will be voted:

•	FOR the election of each director nominee (Proposal 1),
•	FOR the ratification of the appointment of the independent registered public accounting firm for 2016 (Proposal 2),
•	FOR the approval of the compensation of our Named Executive Officers (Proposal 3), and
•	AGAINST the shareholder proposal on lobbying disclosure (Proposal 4).

Each proposal at the annual meeting will be approved only if the proposal receives more votes “for” than “against.” If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions, your broker has the discretion to vote your shares of common stock for or against Proposal 2 only, the ratification of the appointment of our independent registered public accounting firm, and not any of the other proposals. If your broker does not have discretion to vote your common stock without your instructions, this is referred to as a “broker non-vote.” Broker non-votes will not be considered as votes cast on, and will have no effect on the outcome of, Proposals 1, 3 and 4.

Anthem, Inc. 2016 Proxy Statement  |  1

Governance of the Company

Our business is managed under the direction of the Board. The Board has responsibility for establishing broad corporate policies and for our overall performance. We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place.

Board Leadership Structure

The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chair of the Board and Chief Executive Officer (“CEO”) have been held by two different people and, at other times, the positions have been combined and held by the same person. The Board believes that it is important to implement an effective and efficient leadership structure that provides stability, while maintaining strong oversight of management, given the anticipated developments over the next year, including the proposed acquisition of Cigna. As a result, in December 2015, the Board appointed Joseph R. Swedish as the Chair of the Board and combined the Chair and CEO roles. In doing so, the Board considered Mr. Swedish’s extensive experience in the health care industry and his oversight of our growth, financial performance and strategy since he was elected as our CEO in March 2013.

Our Corporate Governance Guidelines require that our independent directors elect a Lead Director annually when the positions of Chair and CEO are filled by the same person or when the Chair is not an independent director. The Board elected George A. Schaefer, Jr. to serve as the Lead Director in December 2015. The Lead Director presides at meetings of the Board and shareholders in the Chair’s absence, presides at all meetings of the independent directors (which are scheduled at each in-person Board meeting), serves as a liaison between the Chair and the independent directors, approves information sent to the Board, approves Board schedules and meeting agendas, has the authority to call additional meetings of the Board and the independent directors and is available for consultation and direct communication, if requested, with major shareholders. The Board also recognizes the important leadership roles played by the chairpersons of each of the committees of the Board. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.

Board Role in Risk Oversight

Our Board of Directors oversees the risk management processes that have been designed, and are implemented by our executives, to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board oversees our exposure to major enterprise risks and, with the assistance of the Audit Committee, oversees the processes by which we assess, monitor and manage our exposure to major risks. The Board reviews and approves certain risk tolerance levels and action plans regarding major risks. In addition to the responsibilities delegated to the Audit Committee, the Board delegates to its committees responsibility for assisting in the oversight of categories of risk within their areas of responsibility. See also “Executive Compensation — Assessment of Compensation-Related Risks” in this proxy statement for a description of the Compensation Committee’s role in overseeing compensation-related risks. A description of the enterprise risks facing us is included in Part I, Item 1A “Risk Factors” in our 2015 Annual Report on Form 10-K.

In addition to its oversight of certain risks as delegated by the Board of Directors, the Audit Committee is specifically tasked with the following as it relates to enterprise risk management activities:

•	Review the appointment, promotion or dismissal of the Chief Risk Officer, who serves as the head of the internal enterprise risk management function;
•	Review and discuss our enterprise risk management framework, processes and governance structure;
•

Review and discuss our major financial risk exposures, and any other categories of risk delegated by the Board to the Audit Committee from time to time, and the steps management has taken to assess, monitor and manage such exposures; and

•	Discuss the responsibilities, budget and staffing of our enterprise risk management function.

2  |  Anthem, Inc. 2016 Proxy Statement

Governance of the Company (continued)

We have an Enterprise Risk Council to oversee our enterprise risk management activities. The Enterprise Risk Council is comprised of members of our executive leadership team and the Chief Risk Officer. Roles and responsibilities of the Enterprise Risk Council include:

•	Drive an effective enterprise risk management culture;
•	Continually evaluate and bring forward emerging risk insight;
•	Review and approve risk tolerance levels (subject to Board review and approval where appropriate);
•	Act on risk tolerance breaches;
•	Engage with the Chief Audit Executive to ensure appropriate two-way communication regarding our enterprise risks;
•	Review the Master Audit Plan to ensure there is appropriate coverage of the highest risk areas;
•	Review and approve the evaluation and prioritization of enterprise risks;
•	Review enterprise action plans against risks;
•	Review and approve the policies and procedures for monitoring and mitigating enterprise risks, as well as any required regulatory filings; and
•	Review and support resource requirements (subject to Board review where appropriate).

The Chief Risk Officer provides quarterly updates of enterprise risk management activities conducted through the Enterprise Risk Council to the Board of Directors and/or the Audit Committee, including separate executive sessions with the Audit Committee.

Policies on Corporate Governance

Our corporate governance policies reflect our goal of adopting best practices to promote a high level of performance from the Board and management. We believe our corporate governance practices promote the long-term interests of our shareholders and strengthen Board and management accountability.

Among the practices we adhere to are the following:

•	Annual review of our corporate governance documents for compliance with their terms and enhancements to improve corporate governance;
•

Majority voting for the election of directors in uncontested elections, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;

•	Recently adopted proxy access for shareholder-nominated director nominees (based on feedback received during the engagement process with our largest shareholders);
•	Elimination of all supermajority voting requirements in our Articles of Incorporation;
•	Opted out of the Indiana Control Share Acquisitions Statute;
•	Eight of our nine current directors are “independent” under all applicable standards;
•	Independent Audit, Compensation and Governance Committees;
•	Executive sessions between independent directors without management present at every in-person Board meeting;
•	Independent Lead Director who is elected annually by the independent directors;
•	Rotation of lead partner of our independent registered public accounting firm at least every five years;
•	Board and its Committees have the authority to engage consultants and advisors at our expense;
•	Annual performance evaluations by the Board and its standing committees and periodic director peer evaluations;
•	Individuals cannot stand for election as a director if 72 years of age or older;
•	Prohibition on service by independent directors on more than three other public company boards;
•

Several avenues for shareholders to communicate with the Board and management, including periodic investor days and earnings release conference calls and webcasts, dedicated email addresses for the Board and for Committee chairs, and specific outreach to shareholders initiated by us or in response to engagement requests;

•	Our Board composition is diverse in gender, race, age, geographic location, experience and skills;
•	Average director tenure was approximately 8 years at December 31, 2015;
•	The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation;

Anthem, Inc. 2016 Proxy Statement  |  3

Governance of the Company (continued)

•	Recoupment policy to recover incentive compensation payments from our executive officers in the event of a restatement of our financial statements due to misconduct;
•

Prohibition on tax gross-ups on payments made in connection with a change in control or on perquisites, subject only to honoring contractual requirements when assuming agreements upon a merger or other business combination;

•	Prohibition on short sales, hedging transactions and pledges of Company stock by our executive officers, associates and the Board;
•	Standards of Ethical Business Conduct applicable to our Board, executive officers and associates; and
•	Significant stock ownership guidelines that align our executives’ interests with those of shareholders.

Due to existing contractual obligations with the Blue Cross and Blue Shield Association (“BCBSA”), we are required to maintain a classified board structure. However, our Corporate Governance Guidelines provide that, if the BCBSA requirement for a classified board structure is eliminated or is no longer applicable to us, the Board will submit amendments to our Articles of Incorporation recommending approval by the shareholders at the next annual shareholder meeting occurring after the elimination of the requirement, which amendments would eliminate the classified board structure and phase in the annual election of all Directors over a three-year period. If the shareholders approve the amendments to our Articles of Incorporation to eliminate the classified board structure as set forth above, the Board will thereafter amend our By-Laws and other governing documents to implement the elimination of our classified board structure as provided in the Board policy.

Current versions of our Articles of Incorporation, By-Laws, Corporate Governance Guidelines, Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

We will continue to assess and refine our corporate governance practices and share them with you.

4  |  Anthem, Inc. 2016 Proxy Statement

Board and Committee Membership

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

Director Independence

Our Board has adopted standards to assist it in making determinations of independence and whether or not a director or director nominee has a material relationship with us. These standards are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Our Board has determined that all of our directors and director nominees, other than Mr. Swedish, meet these standards, have no material relationship with us and are “independent” as defined by the New York Stock Exchange (“NYSE”) listing standards and the rules of the Securities and Exchange Commission (“SEC”).

Meetings and Committees of the Board

During 2015, the Board held 23 meetings. The non-employee directors met in executive session without management at all in-person meetings. Our Board committees also conduct executive sessions that are presided over by the Chairperson of the respective committee. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are four standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board standing committees as of March 1, 2016.

Directors	Audit Committee	Compensation Committee	Executive Committee	Governance Committee
R. Kerry Clark	Ö			Ö
Robert L. Dixon, Jr.		Ö		Ö
Lewis Hay, III		Chair	Ö
Julie A. Hill	Ö			Ö
Ramiro G. Peru	Chair		Ö
William J. Ryan		Ö		Ö
George A. Schaefer, Jr.*	Ö	Ö	Chair	Ö
Joseph R. Swedish**			Ö
Elizabeth E. Tallett		Ö	Ö	Chair

Ö	Committee Member * Lead Director ** Chair of the Board

Set forth below are the primary responsibilities of each of the standing committees as described more fully in their charters, which are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Audit Committee

The Audit Committee represents and assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also directly involved in the selection of the auditor’s lead engagement partner.

The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct, as well as assisting the Board in overseeing the processes by which we assess, monitor and manage our exposure to major risks. The Chief Compliance Officer facilitates our compliance program and reports independently to the Audit Committee. The Audit Committee regularly receives a detailed report from the Chief Compliance Officer

Anthem, Inc. 2016 Proxy Statement  |  5

Board and Committee Membership (continued)

regarding our compliance program activities. See “Audit Committee Matters — Audit Committee Report” and “Governance of the Company — Board Role in Risk Oversight.” The Audit Committee also is responsible for reviewing, at least annually, our political strategy, contributions and activities and overseeing compliance with our policies and procedures regarding political contributions and activities.

The Audit Committee met eight times during 2015. The Audit Committee met separately, generally at each in-person meeting during 2015, with executive management (including the General Counsel), the head of internal audit, the Chief Risk Officer, the Chief Compliance Officer and the independent registered public accounting firm. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are determined by the Compensation Committee in its sole discretion), including conducting an assessment of the risks related to our compensation policies and practices. See “Executive Compensation — Assessment of Compensation-Related Risks.” The Compensation Committee sets the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers.

In addition, the Compensation Committee has engaged directly an outside compensation consultant to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The Compensation Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide executive compensation consulting services. Semler Brossy reports directly to the Compensation Committee, participates regularly in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Semler Brossy does not provide any other services to the Company. The Compensation Committee assessed the independence of Semler Brossy pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Compensation Committee.

The Compensation Committee met five times during 2015. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is or has been an officer or employee of the Company or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee has engaged directly Compensation Advisory Partners, LLC (“CAP”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. CAP reports directly to the Governance Committee. During 2015, CAP advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation. CAP does not provide any other services to the Company. The Governance Committee assessed the independence of CAP pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent CAP from independently advising the Governance Committee.

6  |  Anthem, Inc. 2016 Proxy Statement

Board and Committee Membership (continued)

The Governance Committee met four times during 2015. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Recommendations

The Governance Committee considers and recommends candidates for the Board. It reviews all nominations submitted to the Company as described below under “Identifying and Evaluating Nominees for Directors,” including individuals nominated by shareholders to be included in our proxy statement. In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Following verification of the shareholder status of persons recommending director candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting. If any materials are provided by shareholders in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee.

In addition, any shareholder who wishes to nominate a director candidate at our annual meeting or for inclusion in our proxy statement may do so by following the procedures and providing the information set forth in “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” beginning on page 65 and in Sections 1.5, 1.6 and 1.16 of our By-Laws. Our By-Laws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Any materials provided by shareholders in connection with the nomination of a director candidate are forwarded to the Governance Committee. Following verification of the shareholder status of persons nominating director candidates and verification that any other required information has been properly submitted by such persons, nominations are reviewed and discussed by the Governance Committee and the Board at a regularly scheduled meeting.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our By-Laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year.

Director Qualifications

The Governance Committee periodically evaluates the size and composition of the Board to assess the skills and qualifications of Board members, and compares them with those skills and qualifications that might prove valuable in the future, considering the circumstances of the Company and the then-current Board membership. This assessment enables the Board to consider whether the skills and qualifications described below continue to be appropriate as the Company’s needs evolve over time. On an ongoing basis, the Governance Committee, assisted by outside consultants, will evaluate candidates who possess qualifications that meet our strategic needs and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company.

In general, all directors must exhibit integrity and accountability, informed judgment, financial literacy, mature confidence and high performance standards. Candidates should be committed to enhancing shareholder value, have sufficient time and energy to diligently perform their duties and be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Candidates should also have the manifest ability to work in a collegial and constructive manner with the other members of the Board. Service by candidates on other public company boards should be limited to a number that permits candidates, given their individual circumstances,

Anthem, Inc. 2016 Proxy Statement  |  7

Board and Committee Membership (continued)

to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates considered for nomination by the Board, including candidates submitted by shareholders.

Our Corporate Governance Guidelines provide that our Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director, including gender, race, age and geographic location. The Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Currently, the Board has two female directors, one African-American director and one Hispanic director. Our directors range in age from early 60s to early 70s and reside in eight different states. The diversity of directors is one of the factors that the Governance Committee considers, along with the other selection criteria described above.

Below we identify and describe important skills and experiences that the Governance Committee looks for in a director candidate. Each of our directors’ specific skills and experiences are included in the table below and described more fully in their individual biographies. However, the fact that we do not list a particular skill or experience for a director does not mean that the director does not possess that particular skill or experience.

Directors	CEO/COO	Insurance Industry	Finance	Health Care Industry	Marketing/ Public Relations	Information Technology	Regulatory/ Government	ESG	Diversity
R. Kerry Clark	Ö			Ö	Ö
Robert L. Dixon, Jr.					Ö	Ö			Ö
Lewis Hay, III	Ö		Ö		Ö	Ö	Ö	Ö
Julie A. Hill	Ö		Ö	Ö	Ö			Ö	Ö
Ramiro G. Peru			Ö			Ö			Ö
William J. Ryan	Ö	Ö	Ö		Ö
George A. Schaefer, Jr.	Ö		Ö	Ö	Ö	Ö
Joseph R. Swedish	Ö	Ö	Ö	Ö		Ö	Ö	Ö
Elizabeth E. Tallett	Ö	Ö	Ö	Ö	Ö		Ö	Ö	Ö

Current or Retired CEO/COO	Directors who are current or former Chief Executive Officers or Chief Operating Officers provide practical understanding of how large organizations operate and have experience in strategic thinking, risk management and operations oversight. They also possess significant leadership qualities and are able to identify and develop such qualities in others.
Insurance Industry	Directors with experience in the insurance industry bring an understanding of the unique nature of the business, including an understanding and appreciation of the regulatory requirements and restrictions with which they must comply. They can provide effective oversight of our regulatory compliance and risk management efforts.
Finance	Directors with an understanding of finance and financial reporting processes, particularly as they relate to large, complex, highly regulated businesses, provide an important oversight role of our financial measures and processes. We use several financial targets for measuring performance, and accurate financial reporting is critical to our success.
Health Care Industry	Directors with experience in the health care industry bring valuable insight into the activities and requirements of the providers of health care services and products that receive payments directly or indirectly from our insurance products. These directors bring knowledge of current system operations and experience with medical best practices that are valuable not only for current operations, but also for future strategic initiatives.
Marketing and Public Relations	Directors with experience in these areas provide important skills and information to us as we deal with increased public disclosure requirements and media attention on health care and other public policy issues. They can assist us in focusing our communications to effectively present our positions. Also, directors with experience dealing with consumers, particularly in the areas of developing, marketing and selling products and services to consumers, assist us with identifying changing market conditions and consumer trends and buying habits, because they understand consumer needs.

8  |  Anthem, Inc. 2016 Proxy Statement

Board and Committee Membership (continued)

Information Technology	Directors with an understanding of information technology can help us focus our efforts in this important area. They are able to provide oversight of our efforts to improve efficiency and productivity through the use of new technologies in providing our products and services.
Regulatory and Government	Directors with regulatory or government experience, whether as members of government or through extensive interactions with state or federal governmental agencies, are able to recognize, identify and understand the key issues facing us as a highly regulated entity.
Environmental, Social and Governance (“ESG”)	Directors who have worked with non-profit entities or have led projects designed to benefit society bring to us an understanding of the need to conduct business without harm to society, which could in turn, harm our reputation and decrease our long-term sustainability. They are able to provide insights to assist us in achieving our purpose of transforming health care with trusted and caring solutions. Directors with governance experience can help us focus our efforts on maintaining strong corporate governance practices.
Diversity	Directors who are diverse in gender or race bring different perspectives, backgrounds and life experiences that can foster innovative ideas to meet the needs of our customers, providers, shareholders and the communities we serve.

The Governance Committee, in recommending the nominees for election as directors and in concluding that the continuing directors should serve as directors, considered the items set forth above. The Governance Committee believes that each director and director nominee possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Governance Committee believes that each director and director nominee brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographical and other information concerning the qualifications, skills and experience of the directors and nominees for director can be found under “Nominees for Director” and “Directors Continuing in Office.”

Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our President and CEO and executive officers. The Executive Committee met twice during 2015.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at this address: boardofdirectors@anthem.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Lead Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the following committees by submitting an e-mail to:

•	Chairperson of the Audit Committee: auditchair@anthem.com
•	Chairperson of the Compensation Committee: compensationchair@anthem.com
•	Chairperson of the Governance Committee: governancechair@anthem.com

The process for collecting and organizing communications, as well as similar or related activities, has been approved by our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, medical claims inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members are expected to attend each annual meeting of shareholders. All members of the Board attended the 2015 annual meeting of shareholders.

Anthem, Inc. 2016 Proxy Statement  |  9

Review and Approval of Transactions with Related Persons

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or shareholders owning five percent or greater of our outstanding common stock or their immediate family members). The policy covers any transaction in which we are a participant that involves amounts exceeding $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee periodically reviews and assesses on-going transactions to confirm that the transactions comply with the Governance Committee’s guidelines and remain appropriate.

Current Transactions

Dr. William Long, the brother-in-law of R. Kerry Clark, one of our Directors, is the physician owner of a medical provider that serves our members in New York. Anthem and its subsidiaries paid this provider approximately $486,000 for services provided to individuals covered by Anthem for the year ended December 31, 2015. Mr. Clark has no ownership interest in this provider and is not involved with the provider-payer arrangement between Anthem and the provider. In addition, the amounts paid to this provider are pursuant to a standard fee schedule for all similarly situated providers in New York. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other companies whose officers or directors are also our directors. Transactions with such companies are conducted on an arm’s length basis, and in 2015, all of these transactions came within the pre-approval procedures of the Governance Committee consistent with the above policy.

Standards of Ethical Business Conduct

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, executive officers and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Everyone is required to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chair, President and Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents” and otherwise disclosed as required by law. During 2015, there were no waivers of the Code for any of our directors, our Chair, President and Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

10  |  Anthem, Inc. 2016 Proxy Statement

Compensation of Non-Employee Directors

2015 Compensation of Non-Employee Directors

The compensation of our non-employee directors is paid in the form of annual retainers for Board and committee members and chairpersons and annual stock awards. An annual retainer is also paid when the Chair of the Board is not an employee or there is an independent Lead Director. Our 2015 compensation for non-employee directors was as follows:

Compensation Element	2015
Annual Retainer (Cash Portion)	$95,000
Annual Retainer (Company Stock Portion)	$175,000
Annual Committee Chair Retainers
• Audit Committee	$25,000
• Compensation, Executive and Governance Committees	$15,000
Annual Committee Member Retainers
• Audit Committee	$15,000
• Compensation, Executive and Governance Committees	$10,000
Annual Retainer for Non-Executive Chair of the Board, if any	$225,000
Annual Retainer for Lead Director, if any	$30,000

The compensation actually paid to our non-employee directors for service during 2015 was as follows(1):

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
R. Kerry Clark	$116,387	(5)	$174,987	$10,000	$301,374
Robert L. Dixon, Jr.	$115,013		$174,987	$10,000	$300,000
Lewis Hay, III	$130,013		$174,987	$ 1,300	$306,300
Julie A. Hill	$120,013		$174,987	$10,000	$305,000
Ramiro G. Peru	$145,013		$174,987	$28,372	$348,372
William J. Ryan	$140,013		$174,987	$28,372	$343,372
George A. Schaefer, Jr.	$365,013	(6)	$174,987	$38,372	$578,372
John H. Short(7)	$ 60,000		$ 0	$ 8,715	$68,715
Elizabeth E. Tallett	$120,013		$174,987	$ 0	$295,000

(1)	Employee directors do not receive any compensation for their service as a director. Mr. Swedish’s compensation for 2015 is shown in the Summary Compensation Table on page 44.

(2)

In addition to annual Board and committee retainer fees, amounts include $13.42 paid in cash to each non-employee director then serving or elected at the 2015 annual meeting of shareholders, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of phantom shares of our common stock received on the date of our annual meeting of shareholders.

(3)

The amounts in this column reflect the grant date fair value of stock awards issued to each non-employee director during the year ended December 31, 2015, in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). Each non-employee director received 1,102 deferred shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 13, 2015). The deferred shares will be converted into common stock upon the lapse of the deferral period. See also “— Board Equity Compensation and Stock Ownership Guidelines.” The grant date fair value for the 2015 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award. As of December 31, 2015, each non-employee director had the following number of deferred shares under our Board of Directors’ Deferred Compensation Plan (“Board Deferred Compensation Plan”) for all years of service as a director:

Director	Deferred Shares (as of 12/31/15)
R. Kerry Clark	2,758
Robert L. Dixon, Jr.	7,687
Lewis Hay, III	4,625
Julie A. Hill	35,705
Ramiro G. Peru	10,812
William J. Ryan	10,812
George A. Schaefer, Jr.	10,812
Elizabeth E. Tallett	4,010

Anthem, Inc. 2016 Proxy Statement  |  11

Compensation of Non-Employee Directors (continued)

No directors currently have any stock options outstanding. The deferred shares for each current director are included in the Security Ownership of Certain Beneficial Owners and Management table on page 13.

(4)

Includes: (i) matching charitable contributions made by the Anthem Foundation on behalf of Messrs. Clark, Dixon, Hay and Schaefer and Ms. Hill. See “—Matching Gift Program” and (ii) dividend equivalents paid on directors’ deferred shares that vested in 2015 of $28,372 each to Messrs. Peru, Ryan and Schaefer and $8,715 to Mr. Short’s estate.

This column does not include perquisites received by a director to the extent the amount of all such perquisites received by such director was less than $10,000.

(5)	All of Mr. Clark’s 2015 compensation was deferred by him pursuant to the Board Deferred Compensation Plan, other than the $13.42 paid in cash in lieu of a fractional share.

(6)	Includes the annual retainer for Mr. Schaefer’s service as Chair of the Board through December 2015.

(7)	Mr. Short died on April 10, 2015 and did not receive a stock award for 2015. All deferred stock was paid out in accordance with his elections.

Anthem Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Deferred cash fees accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to non-employee directors in our common stock may also be deferred under the Board Deferred Compensation Plan, with the cash dividends accruing during the deferral period and paid in cash at the end of the deferral period. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock pursuant to their election under the plan.

Board Equity Compensation and Stock Ownership Guidelines

For 2015, each non-employee director then serving or elected at the annual meeting of shareholders received, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to $175,000 with the amount of any fractional share paid in cash. In 2015, each such non-employee director received 1,102 deferred shares based on the market price of $158.79 per share pursuant to this grant. Each annual grant of common stock is deferred for a minimum of five years from the date of grant (or in the case of grants made after the annual meeting of shareholders, five years from the date of the annual meeting of shareholders that immediately precedes the date of grant). The shares of common stock, along with the cash dividends accrued thereon, will not be distributed until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each non-employee director has an obligation to own at least $500,000 of our common stock by no later than the fifth anniversary of the date such director became a member of the Board. As of December 31, 2015, each non-employee director owned stock in excess of the stock ownership requirements except Mr. Clark, who joined the Board in 2014.

Matching Gift Program

Directors are eligible to participate in the Anthem Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

12  |  Anthem, Inc. 2016 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of January 31, 2016 by:

•	each of our directors,
•	each of our CEO, CFO and the three other most highly compensated executive officers during 2015 and any former executive officers required to be disclosed by SEC rules (collectively, the “NEOs”),
•	all current directors and executive officers as a group, and
•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2016 (“currently exercisable options”) and shares of common stock underlying restricted stock units that will vest within 60 days of January 31, 2016 (“vested restricted stock units”), unless otherwise noted.

Name	Position	Number of Shares Owned(1)	Number of Shares Supplementally Owned(2)	Total Number of Shares Beneficially Owned	Percent of Class
R. Kerry Clark	Director	0	2,758	2,758	*
Robert L. Dixon, Jr.	Director	0	7,687	7,687	*
Lewis Hay, III	Director	0	4,625	4,625	*
Julie A. Hill	Director	0	35,705	35,705	*
Ramiro G. Peru	Director	6,267	10,812	17,079	*
William J. Ryan	Director	18,154	10,812	28,966	*
George A. Schaefer, Jr.	Lead Director	25,001	10,812	35,813	*
Elizabeth E. Tallett	Director	0	4,010	4,010	*
Joseph R. Swedish	Chair, President and Chief Executive Officer	233,655	136,096	369,751	*
Wayne S. DeVeydt	Executive Vice President and Chief Financial Officer	40,386	68,986	109,372	*
Kenneth R. Goulet(3)	Former Executive Vice President, President of Commercial and Specialty Business	261,898	51,657	313,555	*
Peter D. Haytaian	Executive Vice President, President of Government Business Division	45,157	29,662	74,819	*
Gloria M. McCarthy	Executive Vice President and Chief Administrative Officer	61,272	30,071	91,343	*
Martin Silverstein(3)	Former Executive Vice President and Chief Strategy Officer	23,249	—	23,249	*
All current directors and executive officers as a group (17 persons)		529,490	429,649	959,139	*
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(4)		26,028,345	N/A	26,028,345	9.9%
BlackRock Inc. 55 East 52nd Street New York, NY 10055(5)		21,669,138	N/A	21,669,138	8.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355(6)		15,113,304	N/A	15,113,304	5.8%

*	Less than 1%

(1)

Includes the following currently exercisable options to purchase shares of our common stock: Mr. Swedish -187,149; Mr. DeVeydt — 39,765; Mr. Goulet — 223,072; Mr. Haytaian – 25,816; Ms. McCarthy – 34,302 and 354,148 for all current directors and executive officers as a group. Also includes 6,040 shares held in Mr. Goulet’s 401(k) Plan account.

(2)

For NEOs, this number represents restricted stock units that had not yet vested as of January 31, 2016. The NEOs have voting, but not investment power, over the restricted stock units shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock units, phantom shares and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred or that are phantom shares.

Anthem, Inc. 2016 Proxy Statement  |  13

Security Ownership of Certain Beneficial Owners and Management (continued)

(3)

Mr. Goulet retired effective October 1, 2015 and Mr. Silverstein left the Company as of January 1, 2016. Information in the above table is as of October 1, 2015 and January 1, 2016 for Messrs. Goulet and Silverstein, respectively.

(4)

The amount shown and the following information were provided by T. Rowe Price Associates, Inc. (“T. Rowe”) pursuant to a Schedule 13G/A filed with the SEC on February 11, 2016, indicating beneficial ownership as of December 31, 2015. T. Rowe is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 26,028,345 shares of our common stock and (b) sole power to vote or direct the vote of 7,710,088 shares of our common stock.

(5)

The amount shown and the following information were provided by BlackRock Inc. (“BlackRock”) pursuant to a Schedule 13G/A filed with the SEC on February 10, 2016, indicating beneficial ownership as of December 31, 2015. BlackRock is a parent holding company or control person and has (a) sole power to dispose of or direct the disposition of 21,658,857 shares of our common stock; (b) shared power to dispose of or direct the disposition of 10,281 shares of our common stock; (c) sole power to vote or direct the vote of 18,324,368 shares of our common stock; and (d) shared power to vote or direct the vote of 10,281 shares of our common stock.

(6)

The amount shown and the following information were provided by The Vanguard Group (“Vanguard”) pursuant to a Schedule 13G/A filed with the SEC on February 10, 2016, indicating beneficial ownership as of December 31, 2015. Vanguard is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 14,596,086 shares of our common stock; (b) shared power to dispose of or direct the disposition of 517,218 shares of our common stock; (c) sole power to vote or direct the vote of 486,297 shares of our common stock and (d) shared power to vote or direct the vote of 26,700 shares of our common stock.

14  |  Anthem, Inc. 2016 Proxy Statement

Proposal No. 1 — Election of Directors

The Board currently consists of nine directors divided into three classes. This classified Board structure is one of the specific requirements imposed by the Blue Cross Blue Shield Association (“BCBSA”) in license agreements with all Blue Cross Blue Shield licensees, including us. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. In addition, directors are no longer eligible for election after reaching 72 years of age.

Our Articles of Incorporation provide that the total number of directors should be divided into three classes with each class containing approximately one-third of the total directors. Currently, one class contains two directors, one class contains three directors and one class contains four directors. As a result, three directors have been nominated for election at the annual meeting to hold office for a term to expire at the 2019 annual meeting and until his or her successor is elected and qualified and a fourth director is being nominated for election at the annual meeting to hold office for a two-year term to expire at the 2018 annual meeting and until his successor is elected and qualified.

It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Lewis Hay, III, George A. Schaefer, Jr., Joseph R. Swedish and Elizabeth E. Tallett. Each of the nominees for director is presently a director and each has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

The election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors recommends a vote FOR the election as directors of Lewis Hay, III, George A. Schaefer, Jr., Joseph R. Swedish and Elizabeth E. Tallett.

The biographies of each of the nominees and continuing directors contain information regarding the person’s service as a director, business experience, director positions at publicly held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to recommend each of the director nominees and to conclude that the continuing directors should serve as members of our Board. Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2016.

Anthem, Inc. 2016 Proxy Statement  |  15

Proposal No. 1 — Election of Directors (continued)

Nominees for Director

Two-year Term to Expire at the 2018 Annual Meeting of Shareholders

Lewis Hay, III has been a director of the Company since July 2013. Mr. Hay has served as an advisor at Clayton Dubilier & Rice (private equity investment firm) since January 2014. Mr. Hay retired as Executive Chairman of NextEra Energy, Inc. (electricity-related services and renewable energy generator) in December 2013, having served in that position since July 2012. At NextEra Energy, he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012, and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. Mr. Hay is a director of Capital One Financial Corporation (financial services) and Harris Corporation (international communications and information technology). Mr. Hay was a director of the Institute for Nuclear Power Operations and the Edison Electrical Institute until 2013. At Carnegie Mellon University, he is a member of the Board of Advisors at the Tepper School of Business and the Advisory Council at the Scott Institute for Energy Innovation. He is a former member of the Business Roundtable and the President’s Council on Jobs and Competitiveness.

Skills and Qualifications

Mr. Hay brings extensive CEO, finance and regulatory and government experience to the Board through his positions as CEO, Chairman and CFO of a large utility company which was subject to significant regulation and oversight. He also has environmental, social and governance experience with his management of the utility’s expansion of renewable energy sources. In addition, Mr. Hay has marketing and public relations experience from his service as an officer of a large utility company and a director of a financial services company, and technology experience from his service as a director of an information technology company.

Three-Year Term to Expire at the 2019 Annual Meeting of Shareholders

George A. Schaefer, Jr. has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1995 to May 2003. Mr. Schaefer served as Chair of the Board of the Company from May 2013 until December 2015, at which time he was elected to his current role of Lead Director. He served as President and Chief Executive Officer of Fifth Third Bancorp (banking) from 1990 to 2006, as Chairman of the Board and Chief Executive Officer until April 2007, and as Chairman of the Board until June 2008. He is also a director of Ashland, Inc. (petroleum and chemical business). He is a board member of the University of Cincinnati Healthcare System (health care system).

Skills and Qualifications

As the former President, CEO and Chairman of a large Midwest bank holding company, Mr. Schaefer brings extensive CEO and finance experience to the Board, as well as marketing and public relations and technology experience from his involvement in retail marketing and product development for the financial institution. Also, he has health care industry experience through his service on the boards of several hospital systems and medical schools. Further, Mr. Schaefer qualifies as an “audit committee financial expert” under the SEC’s rules.

16  |  Anthem, Inc. 2016 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Joseph R. Swedish has been a director since March 2013 when he was appointed our CEO. He was named Chair of the Company’s Board in December 2015. Prior to his appointment, Mr. Swedish served as President and CEO of Trinity Health Corporation (“Trinity”) (multi-state integrated health care delivery system) from 2004 to 2013. Prior to his service at Trinity, Mr. Swedish was President and CEO of Centura Health (large health care provider) from 1999 to 2004. Mr. Swedish served as a director of Coventry Health Care, Inc. (health insurance company) from 2010 to February 2013, Venzke Insurance Services, Ltd. from 2004 to March 2013, Cross Country Health Care, Inc. (health care staffing company) from 2002 to 2005, RehabCare Group, Inc. (health care services company) from 2003 to 2005, and BankFirst (community bank) from 1995 to 1999. Mr. Swedish has served as a director of CDW Corporation (technology) since August 2015. He also serves as a director of the Blue Cross Blue Shield Association, the National Institute for Health Care Management, America’s Health Insurance Plans and the Central Indiana Corporate Partnership, Inc. and as a member of the Business Roundtable, the Business Council and the Board of Visitors of Duke University’s Fuqua School of Business. He also previously served as chair of the Catholic Health Association and on the Board of Loyola University Chicago.

Skills and Qualifications

Mr. Swedish brings significant CEO, health care industry, technology and insurance industry experience to the Board from his chief executive and board positions with several health care and insurance organizations and participation in numerous associations in the health care industry. Mr. Swedish’s positions also provided him with regulatory and government experience due to the highly regulated nature of these organizations. He has finance experience through his service on the board of directors of a bank. Mr. Swedish also has environmental, social and governance experience, having served as chair of the Catholic Health Association.

Elizabeth E. Tallett has been a director of the Company since October 2013. She was a principal of Hunter Partners, LLC (health care consulting) from June 2002 to February 2015. Ms. Tallett continues to operate as a consultant to health care companies. Previously, Ms. Tallett was President and Chief Executive Officer of Transcell Technologies, Inc. (specialty pharmaceuticals), President of Centocor Pharmaceuticals (biotechnology), member of the Parke-Davis (pharmaceuticals) Executive Committee and Director of Worldwide Strategic Planning for Warner-Lambert Company (pharmaceuticals). Ms. Tallett has served as a director of Meredith Corporation (magazine publisher) since 2008, Principal Financial Group, Inc. (financial services) since 1992 (as presiding director since 2007) and Qiagen, N.V. (biotechnology research equipment manufacturing) since 2011. She previously served as a director of Coventry Health Care, Inc. (health insurance) from 1998 to 2013 (including serving as lead director), IntegraMed America, Inc. (outpatient health clinics) from 1998 to 2012, and Varian, Inc. (scientific equipment) from 2001 to 2010.

Skills and Qualifications

Ms. Tallett brings significant CEO, finance, health care industry, insurance industry and marketing and public relations experience to the Board from her chief executive, other management and board positions in several health care, insurance and pharmaceutical organizations. These positions also provided her with regulatory and governmental experience due to the highly regulated nature of these organizations. She also has environmental, social and governance experience, having served as a presiding or lead director and as a member of the governance committees of several public companies.

Anthem, Inc. 2016 Proxy Statement  |  17

Proposal No. 1 — Election of Directors (continued)

Directors Continuing in Office

Terms expiring at the 2017 Annual Meeting of Shareholders

R. Kerry Clark has been a director of the Company since May 2014. Mr. Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc. (health care products and services), until his retirement in 2009. Mr. Clark joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company (consumer products), including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the Board, President Global Family Health. He is a director of Avnet, Inc. (industrial distributors of electronic components, enterprise computer and storage products), General Mills, Inc. (consumer food products) and Textron, Inc. (aircraft, defense, and industrial products). He is also a director of Hauser Private Equity LLC (investment firm) and The Christ Hospital in Cincinnati, Ohio (hospital).

Skills and Qualifications

Mr. Clark brings to the Board extensive CEO, health care industry and marketing and public relations experience through his positions as Chairman and CEO of a major health care services organization, and as a senior executive at an international consumer products company, where he served in several positions involving marketing, advertising and product development of health care and other consumer products. Also, he has health care experience through his service on a hospital board of directors. Mr. Clark qualifies as an “audit committee financial expert” under the SEC’s rules.

Robert L. Dixon, Jr. has been a director of the Company since July 2011. Mr. Dixon has been the Senior Vice President and Global Chief Information Officer of PepsiCo, Inc. (soft drinks and consumer products) since 2007. Prior to that position, Mr. Dixon held various positions with The Procter & Gamble Company (consumer products) since 1977, including Vice President of Global Services from 2005 until 2007. Mr. Dixon currently serves on an Advisory Board for International Business Machines Corp. (global technology products and services) and previously served on the President’s Advisory Board of the Georgia Institute of Technology.

Skills and Qualifications

Mr. Dixon has extensive technology and marketing and public relations experience through his senior positions in information technology for two large public companies, both of which have a retail consumer product focus.

18  |  Anthem, Inc. 2016 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

William J. Ryan has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He served as Chairman of the Board and CEO of TD Banknorth Inc. (banking) from 1990 to March 2007 and as Chairman of the Board until March 2010. Mr. Ryan is the majority owner of the Maine Red Claws, an NBA Development League basketball team. He is a director of Unum Group (life, long-term care and supplemental insurance company) serving as Chair of the Board since September 2011, and Berkshire Hills Bancorp, Inc. (banking). Mr. Ryan also serves as a trustee of the Libra Foundation and director Emeritus for the University of New England.

Skills and Qualifications

Mr. Ryan has extensive CEO and finance experience through his position as CEO and Chairman of a large bank holding company. He also has marketing and public relations experience from his service with the bank holding company and as a director of a payment delivery systems company. Mr. Ryan also has insurance industry experience as a director of a life and disability insurance company.

Terms expiring at the 2018 Annual Meeting of Shareholders

Julie A. Hill has been a director of the Company since November 2004. Ms. Hill served on the former WellPoint Health Networks Inc. (“WHN”) board of directors from March 1994 until WHN’s merger with us in November 2004. Since December 2002, she has been the owner of The Hill Company (real estate company). From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Prior thereto, she was the Chairman, President and Chief Executive Officer of Costain Homes, Inc. (home builders), the U.S. division of Costain Group Plc, a London-based company, from 1988 to 1997. Ms. Hill is also a director of the Lord Abbett Family of Mutual Funds (mutual funds) and was a director of Lend Lease, Ltd. (international retail and residential property group) until November 2012. At the University of California at Irvine, she serves on the Paul Merage School of Business Dean’s Advisory Council and Center for Real Estate Advisory Board, the Foundation Board, the Social Ecology School’s Dean’s Leadership Council, the School of Medicine’s Dean’s Advisory Board and the Law School Board.

Skills and Qualifications

Ms. Hill brings extensive CEO and finance experience to the Board gained through her ownership and management of several companies. She also has significant marketing and public relations experience, having held several positions in sales, marketing, advertising and product development. In addition, Ms. Hill has health care industry and environmental, social and governance experience through her many medical school and other university board positions and service with groups promoting environmental, sustainability and other public policy issues. Further, Ms. Hill qualifies as an “audit committee financial expert” under the SEC’s rules.

Anthem, Inc. 2016 Proxy Statement  |  19

Proposal No. 1 — Election of Directors (continued)

Ramiro G. Peru has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was Executive Vice President and Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) from 1999 to 2007 (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director of SM Energy Company (oil and gas exploration and production company) and UNS Energy Corporation (an electric and gas utility holding company).

Skills and Qualifications

Mr. Peru brings significant finance experience to the Board as a former chief financial officer of two public companies. Mr. Peru’s positions also included technology experience as Senior Vice President at Phelps Dodge with responsibility for managing both information systems and technology and human resources. Further, Mr. Peru qualifies as an “audit committee financial expert” under the SEC’s rules.

20  |  Anthem, Inc. 2016 Proxy Statement

Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

Appointment

The firm of Ernst & Young LLP (“E&Y”) served as our independent registered public accounting firm for the year ended December 31, 2015. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s external auditor, and has reviewed the quality of the services and the sufficiency of the resources provided by E&Y during their tenure as our independent registered public accounting firm.

In evaluating the performance and considering the engagement of the Company’s external auditor, including whether to rotate audit firms, the Audit Committee considers various factors, including the auditor’s capability and expertise in handling the scope and complexity of the audit of our business operations, auditor independence and the appropriateness of fees, together with E&Y’s tenure as the Company’s auditor, the current level of service and quality provided by E&Y and the potential impact of changing auditors. Based on these factors, the Audit Committee believes that the continuance of E&Y as our independent registered public accounting firm is in the best interests of the Company and the shareholders. As a result, the Audit Committee has selected E&Y to continue in that capacity for 2016 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance. E&Y has served as our independent registered public accounting firm since 2001. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent registered public accounting firm.

A representative of E&Y is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

The ratification of the appointment of the Independent Registered Public Accounting Firm will be determined by the vote of a majority of the votes cast on the proposal (excluding abstentions), which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for ratification of the appointment.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.

Anthem, Inc. 2016 Proxy Statement  |  21

Audit Committee Matters

Independent Registered Public Accounting Firm’s Fees

The Audit Committee oversees the negotiation of fees associated with our retention of E&Y. The following table presents fees billed for all professional services provided by E&Y for the audit of our consolidated financial statements for the years ended December 31, 2015 and 2014, and fees billed for other services rendered by E&Y during those periods.

	Fiscal Year
Fee Category	2015	2014
Audit fees(1)	$13,164,000	$11,876,000
Audit-related fees(2)	$1,604,000	$1,617,000
Tax fees(3)	$330,000	$276,000
All other fees(4)	$21,000	$468,000

(1)

Audit fees consisted principally of fees for audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of the quarterly financial statements, insurance statutory audits, other required audits, comfort letter procedures, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.

(2)

Audit-related fees consisted principally of fees for reviews pursuant to Statement of Standards for Attestation Engagement No. 16, Examinations, employee benefit plan audits, due diligence and other audit-related services.

(3)	Tax fees consisted principally of fees for tax compliance and tax advice.

(4)	All other fees represent fees for advisory services related to certain corporate functions and accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of the non-audit services provided by E&Y and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm. Additionally, as part of the Audit Committee’s overall review of E&Y, it is directly involved in the selection of the auditor’s lead engagement partner in conjunction with the periodic, mandated rotation of the lead partner.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chairperson by the President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive. All services performed by E&Y were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy.

Audit Committee Report

The Audit Committee of the Board is composed of the four members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public

22  |  Anthem, Inc. 2016 Proxy Statement

Audit Committee Matters (continued)

accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC.

Audit Committee

Ramiro G. Peru, Chairperson R. Kerry Clark Julie A. Hill George A. Schaefer, Jr.

Anthem, Inc. 2016 Proxy Statement  |  23

Executive Officers of the Company

Executive Officers

The following is biographical information for our executive officers and Chief Accounting Officer:

Name and Position	Age as of April 1, 2016	Position
Joseph R. Swedish Chair, President and CEO	64	See the biographical information under “Nominees for Director — Three-year term to Expire at the Annual Meeting of Shareholders in 2019” on page 17.
Wayne S. DeVeydt EVP and Chief Financial Officer	46	Mr. DeVeydt has served as our Executive Vice President and Chief Financial Officer since 2007. Previously, Mr. DeVeydt served as our Senior Vice President and Chief Accounting Officer since 2005 and Chief of Staff from 2006 to 2007. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles from 1996 to 2005, including as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.
Ronald W. Penczek SVP and Chief Accounting Officer	51	Mr. Penczek has served as our Senior Vice President and Controller since November 2015 and as our Chief Accounting Officer since December 2015. He served as our Vice President and Controller from August 2013 to November 2015. Prior to that appointment, Mr. Penczek served as Vice President and Assistant Controller from January 2008 to August 2013 and in various other roles in our finance department from February 2006 until January 2008. Before joining us, Mr. Penczek was a Staff Vice President with CNA Insurance from 2000 to 2005 and a Manager with PricewaterhouseCoopers LLP from 1992 to 2000.
Brian Griffin EVP, President of Commercial and Specialty Division	57	Mr. Griffin has served as our Executive Vice President and President of Commercial and Specialty Business since September 2015. From January 2013 until September 2015, Mr. Griffin served as President and Chief Executive Officer of our Empire health plans based in New York. Before joining us, Mr. Griffin served from 1987 until August 2012 in positions of increasing responsibility with Medco Health Solutions, Inc., including as President, International and Subsidiaries of Express Scripts Holding Company, Inc. from April 2012 to July 2012, Chief Executive Officer of Medco International B.V. from October 2011 to April 2012 and Chief Executive Officer of Medco Celesio, B.V. from December 2010 to October 2011.
Peter D. Haytaian EVP, President of Government Business Division	46	Mr. Haytaian has served as our Executive Vice President and President of the Government Business Division since May 2014. Mr. Haytaian joined the Company in December 2012 with our acquisition of Amerigroup Corporation (“Amerigroup”) and served as President of our Medicaid business until May 2014. From 2005 to 2012, Mr. Haytaian held several leadership positions with Amerigroup, including serving as chief executive officer of the North Region for Amerigroup’s Medicaid business from 2007 until December 2012. Mr. Haytaian has extensive experience leading Medicare and Medicaid programs with Amerigroup and, prior thereto, with Oxford Health Plans, Inc. (health insurance).
Gloria M. McCarthy EVP and Chief Administrative Officer	63	Ms. McCarthy has served as our Executive Vice President and Chief Administrative Officer since 2013 and as Executive Vice President of Enterprise Execution and Efficiency from 2012 to 2013. Prior to that appointment, she served as Executive Vice President, Office of the CEO from February 2012 to October 2012, as Senior Vice President for Operational Excellence from 2008 to February 2012, as Senior Vice President of Service Operations from 2006 to 2008 and as Senior Vice President and Chief Operating Officer of our East Region from 2005 to 2006. Prior to our acquisition of WellChoice, Inc. in 2005, Ms. McCarthy served as Executive Vice President and Chief Operating Officer of WellChoice.

24  |  Anthem, Inc. 2016 Proxy Statement

Executive Officers of the Company (continued)

Name and Position	Age as of April 1, 2016	Position
Craig E. Samitt, M.D. EVP and Chief Clinical Officer	51	Dr. Samitt has served as our Executive Vice President and Chief Clinical Officer since September 2015. Prior to joining us, Dr. Samitt was a Partner and Global Practice Leader, Health & Life Sciences for the Oliver Wyman Consulting firm from January 2015 to September 2015; the Executive Vice President and then President and CEO, HealthCare Partners for Davita Healthcare Partners from 2013 to 2014 and President and CEO of Dean Health Systems, Inc. from 2006 to 2013. Dr. Samitt has been a member of the Board of Directors of the National Committee for Quality Assurance since February 2016.
Jose D. Tomas EVP and Chief Human Resources Officer	48	Mr. Tomas has served as Executive Vice President and Chief Human Resources Officer since December 2013. From 2004 until he joined us in 2013, Mr. Tomas served in roles of increasing responsibility with Burger King Corporation (restaurants), including as Global Chief People Officer and President, Latin America and Caribbean from 2011 to 2013. Prior to joining Burger King in 2004, Mr. Tomas held various field and corporate human resource positions with Ryder Systems, Inc. (truck rental) and Publix Super Markets (grocery stores). Mr. Tomas is certified as a Senior Professional in Human Resources and is a board member of the Society for Human Resource Management.
Thomas C. Zielinksi EVP and General Counsel	65	Mr. Zielinski has served as our Executive Vice President and General Counsel since June 2014, and as Interim General Counsel from February 2014 to June 2014. Prior to joining us, Mr. Zielinski was a partner in the law firm of Morgan Lewis & Bockius, LLP since 2013. He served as Executive Vice President and General Counsel of Coventry Health Care, Inc. (Coventry) (health insurance) from 2007 to 2013 and as Senior Vice President and General Counsel from 2001 to 2007. Prior to joining Coventry, Mr. Zielinski spent 19 years at the law firm of Cozin & O’Connor, P.C.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2015, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock.

Anthem, Inc. 2016 Proxy Statement  |  25

Proposal No. 3 — Advisory Vote to Approve the Compensation of Our Named Executive Officers

Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers (“NEOs”) (“Say-on-Pay”) as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. At our annual meetings of shareholders held in May 2013, May 2014 and May 2015, approximately 96%, 94% and 97%, respectively, of the votes cast for or against the Say-on-Pay proposal at those meetings were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of our approach to executive compensation, and no significant changes were made to this approach for 2015 as a result of the vote. The Board of Directors has considered the prior vote of the shareholders expressing a preference for an annual advisory vote on executive compensation and intends to hold an annual Say-on-Pay vote until the next advisory vote on frequency.

Our executive compensation program (the “Total Rewards” program) is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contribution to our business, our members and our shareholders. Our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our shareholder approved Incentive Compensation Plan (“Incentive Plan”). In 2015, fixed compensation (salary and benefits) made up a small percentage of target total compensation for our executives, with 11% for Mr. Swedish as President and CEO, and a range of approximately 17% to 25% for the other NEOs. The majority of the CEO’s and other NEOs’ compensation is variable based on both individual and overall Company performance. Our Total Rewards program contains specific annual, financial and strategic goals and the value of equity based awards will depend on our long-term stock price performance. Please read the “Compensation Discussion and Analysis,” along with the tables and narrative discussion, beginning on page 27 for additional details about our executive compensation program, including information about the fiscal year 2015 compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “for” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent that there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The approval or disapproval of the Say-on-Pay proposal will be determined by the vote of a majority of the votes cast on such proposal (excluding abstentions), which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of the executive compensation proposal.

Recommendation

The Board of Directors recommends a vote FOR approval of the compensation of our Named Executive Officers.

26  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Our Total Rewards compensation program is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contributions to our business, our members and our shareholders. We seek to accomplish this goal in a way that is closely aligned with the long-term interests of our shareholders and the expectations of our members.

The Compensation Committee of our Board of Directors (the “Committee”) oversees our Total Rewards compensation program for our executive officers, including the persons identified in the Summary Compensation Table as NEOs, and determines their compensation. This program emphasizes performance-based compensation based on both individual and Company performance results.

2015 Business Results

We believe that the pay-for-performance philosophy of our Total Rewards compensation program, described in more detail below, played an important role in our achieving the following financial and operational performance highlights in 2015:

•

Our 2015 net income increased to $9.38 per share from $8.99 per share in 2014. Adjusted net income per share grew by 8.7% to $10.16 per share in 2015 from $9.35 per share in 2014 (refer to the GAAP Reconciliation table on page A-1).

•	Operating cash flow was approximately $4.1 billion or 1.6 times net income for 2015.
•	Total operating revenue increased 7.4% compared to 2014 to approximately $78.4 billion.
•	Medical membership grew by 1.1 million members, or 3%, during 2015, including the addition of 212,000 members associated with our acquisition of Simply Healthcare in February 2015.
•	We entered into an Agreement and Plan of Merger to acquire Cigna, which is expected to close in the second half of 2016.
•	Our closing stock price increased by 11% from $125.67 on December 31, 2014 to $139.44 on December 31, 2015.

Anthem, Inc. 2016 Proxy Statement  |  27

Executive Compensation (continued)

2015 Performance Measurement Framework

We did not meet our target consolidated operating gain goals for 2015, but did exceed our target operating gain goals for the Government Business Division. As a result, and as shown in the table below, our 2015 earned Annual Incentive was below target for four of the five NEOs and above target for the one NEO in the Government Business Division.

2015 Compensation Actions

The table below summarizes the compensation actions taken related to the current NEOs for 2015:

Named Executive Officer	Salary Adjustment Percentage	Target AIP Award Adjustment as a Percent of Base Salary	Equity Awards (ASC Topic 718 Expense on Grant Dates)	2015 Earned AIP (As a Percent of Target)
Mr. Swedish	0.0%	No change	$10,400,030	86%
Mr. DeVeydt	6.7%	No change	$3,250,016	86%
Mr. Haytaian	16.7%	No change	$3,000,029	142%
Ms. McCarthy	3.7%	No change	$2,250,003	86%
Mr. Silverstein	0.0%	No change	$2,250,003	86%

28  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

Impact of Historical Business Results on Executive Compensation Decisions

Consistent with our pay-for-performance philosophy, and based on our financial and operational results in relation to our annual business plan, performance-based variable compensation has fluctuated over the years and was paid below target in 2012 and 2015, and above target in 2011, 2013 and 2014 as follows:

Earned Performance-Based Awards as a Percent of Target from 2011 – 2015

Average Award for All Participants

Note: The 2015 performance stock unit grant has a three-year performance period (2015-2017). Therefore, performance results are not yet available.

Impact of Business Results, Stock Price and Shareholder Returns on Executive Compensation

The compensation value received by our executives is highly dependent on both operational and share price performance. Both our AIP and long-term incentive program rely on meeting predetermined operational goals approved by our Compensation Committee. Our long-term incentives are also impacted by our share price. We believe that the new three-year performance stock unit program helps to further strengthen the alignment of management with shareholders and incorporates a long-term performance perspective.

Our long-term compensation, comprised of performance stock units, stock options and time-based restricted stock units, represents 77% and 67% of the target compensation for our CEO and other NEOs, respectively.

•	Stock options gain value when our stock price rises over the grant price, which is set at the closing price on the NYSE on each grant date.

•

Performance and restricted stock units more closely replicate shareholder return as they gain or lose value as our stock price changes, and earn dividend-equivalents equal to the cash dividend per share amount, which are paid to participants without interest upon vesting.

Anthem, Inc. 2016 Proxy Statement  |  29

Executive Compensation (continued)

Impact of Shareholder Advisory Votes on Executive Compensation Decisions

The last three annual shareholder advisory votes on the compensation of our NEOs, commonly referred to as “say-on-pay” votes, had the following results, based on shares voted either for or against the proposal:

2013-2015 Shareholder Approval of NEO Compensation

In addition to obtaining information through the say on pay vote, our officers meet with large shareholders and review comments and letters from our shareholders. Certain large shareholders requested that we consider adjusting our performance stock plan to change from annual performance measures to multi-year measures.

At its meeting in October 2014, the Committee reviewed a presentation from our independent compensation consultant with respect to our Total Rewards program, shareholder say-on-pay voting results and trends in executive compensation. The Committee determined that our Total Rewards program is fundamentally sound, supports the needs of our business, is aligned with the trends in the market and, as demonstrated by our say-on-pay voting results, is strongly supported by our shareholders. As a result, at its December 2014 meeting, the Committee decided to retain our 2014 executive compensation philosophy, components, component mix, competitive positioning targets and most of our 2014 performance metrics for 2015 compensation. However, the Committee did adjust our performance stock plan to change from annual performance measures to multi-year measures.

For the AIP, the Committee continued to fund total awards based on Company, Commercial and Specialty Business Division and Government Business Division operating gain. The performance targets and scales for our AIP awards were also updated to conform to our 2015 business plan. Individual awards for the CEO and NEOs in 2015 were solely based on the results of their performance scorecards, with no adjustments made for individual performance.

The Committee changed the 2015 performance stock unit awards to be based on cumulative 2015-2017 adjusted EPS and cumulative 2015-2017 total operating revenue, defined as the total of premiums, administrative fees and other revenue (“Revenue”), in alignment with the long-term financial plan that management communicated to investors.

Measure	Weighting
Adjusted Earnings Per Share • 2015-2017 Cumulative EPS	75%
Operating Revenue • 2015-2017 Cumulative Revenue	25%

30  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

The Committee believes the changes that it made to the AIP and performance stock unit programs further strengthened our focus on financial results and aligned with our business strategy in 2015. The shareholder vote in 2015 approving the 2014 compensation by a significant amount was further support for our decisions not to make additional changes to executive compensation for 2015.

When determining how often to hold a shareholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2011 annual meeting. Accordingly, the Board determined that we will hold an annual advisory shareholder vote on the compensation of our NEOs until the next say-on-pay frequency vote, which will be held at our 2017 annual meeting.

Changes in Executive Leadership

Kenneth R. Goulet retired effective October 1, 2015 and Martin Silverstein left the Company as of January 1, 2016. Compensation information for Mr. Goulet is not included in the tables in this Compensation Discussion and Analysis, but is included where required in the tables following this Compensation Discussion and Analysis.

Compensation Program Objectives

Our Total Rewards program is designed to:

•	Attract, engage, retain and appropriately reward executives for their contributions to our business, our members and our shareholders.
•	Closely align executive interests and rewards with the long-term interests of our shareholders and the expectations of our members.
•	Drive the achievement of our purpose, vision and strategies.
•	Deliver compensation that is commensurate with Company and individual performance within the context of the external market.

These objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and perceptions of equitable treatment. To achieve these objectives, the Total Rewards program is designed to reward our associates when they:

•	Create long-term value for our shareholders through sustained growth in our stock price.
•	Meet or exceed our annual financial plans.
•	Achieve our Purpose — together we are transforming health care with trusted and caring solutions.
•	Achieve our Vision — to be America’s valued health partner.
•	Operate within our Values and Behaviors:
•	Accountable
•	Caring
•	Easy to do business with
•	Innovative
•	Trustworthy

Pay-for-Performance Philosophy and Pay Mix

To align NEO interests and rewards with the long-term interests of our shareholders and drive the achievement of our purpose and vision, our Total Rewards program emphasizes performance-based compensation in the form of our AIP and equity grant programs under our Incentive Plan.

Anthem, Inc. 2016 Proxy Statement  |  31

Executive Compensation (continued)

A significant portion of the compensation of each of our NEOs is delivered through performance-based programs. As shown in the chart below, most of the total target compensation opportunity available to our NEOs is in the form of variable performance-based pay that is tied to our business results, including:

•	AIP awards, the value of which depends on the extent to which we meet or exceed metrics in our annual business plan.
•	Performance stock units that may be earned in 2018 based on our 2015-2017 cumulative EPS and operating revenue, which become more or less valuable based on our stock price performance.
•	Time-based restricted stock units, which encourage retention and become more or less valuable based on our stock price performance.
•	Stock options, which are only valuable to the extent that the price of our stock increases.

Primary Components of 2015 Target Compensation

(Data for “Other NEOs” is an Average for NEOs Employed as of December 31, 2015)

(1)  Annual and Long-Term Incentive Plan percentages are based on achievement of targeted performance.

Our executive compensation program has four available compensation levers to recognize and reward individual performance:

•	Adjusting base salary to recognize both performance and changes in the scope of an executive’s responsibilities;
•	Setting an executive’s AIP target as a percentage of salary within a competitive target range;
•	Adjusting the AIP award payout based on individual achievements and contributions; and
•	Adjusting the size of stock option, restricted stock unit and performance stock unit grants within a competitive range.

Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

Elements of Total Rewards

Overview

Our 2015 Total Rewards program for our business leaders, including the NEOs, includes the following financial elements:

•	base salary;
•	annual performance-based incentive awards under the AIP;
•	equity awards in the form of performance stock units, time-based restricted stock units and stock options under the Incentive Plan;
•	broad-based employee benefits; and
•	executive benefits and perquisites.

32  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

Each year management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the executive merit salary increase budget, broad-based AIP design, measures and scales, equity awards plan, executive perquisites and executive stock ownership guidelines. The Committee bases these decisions on our business needs, best practice information, competitive market data and operating budget constraints.

The Committee reviews the business and individual performance of each executive officer and sets (1) the AIP award payouts for the prior year pursuant to the formulas previously established, (2) prospective base salary adjustments, (3) prospective adjustments to target AIP award percentages of base salary and (4) the size and type of equity awards granted to each executive officer.

All Board members evaluate the CEO’s individual performance on numerous factors, including: leadership, strategic planning, getting results, external and internal relations and interaction with the Board. The Committee’s 2015 compensation decisions were based on its evaluation of each executive’s performance (including performance assessments by the CEO for the other executive officers), as well as our 2014 and 2015 achievements, all of which reflect the NEOs’ individual performance. There is no formulaic or target-based assessment for such adjustments, but rather such determinations are based on the Committee’s subjective assessments after consideration of management recommendations, market based compensation information and advice of the Committee’s independent compensation consultant. The assessments represent the Committee’s view of how the NEO’s performance contributed to our performance and achievements, as well as other leadership accomplishments, including the challenges associated with implementing health care reform.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and, as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the NEOs fits with our compensation objectives as described above.

The Committee does not have a specific target for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to apply a higher weighting to performance-based variable pay than to fixed pay. In addition, the Committee has weighted the equity grants more heavily toward performance stock units than restricted stock units or stock options. Each NEO’s total compensation opportunity is targeted to the level the Committee considers market competitive and reflective of individual performance.

When setting compensation for 2015, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance and internal equity factors (how the compensation of the particular executive relates to the other executives).

In February 2015, the Committee reviewed comprehensive tally sheets for each NEO, covering up to five years of Total Rewards data and realized equity, in addition to then current levels of unrealized vested and unvested equity. Tally sheets are only one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, the Committee did not base any specific awards for 2015 or any modifications to our compensation program on them. In 2015, the Committee did not take into account realized compensation in setting future compensation. The Committee does review unvested compensation in setting future compensation to determine its likely impact on retention of our executives.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of job responsibilities of our NEOs. The Committee grants merit-based salary increases to our NEOs based on the Committee’s assessment of an individual’s performance, whether the current salary is competitive compared to the median of the market relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year. The Committee also grants promotional salary increases to recognize increased job responsibilities.

Anthem, Inc. 2016 Proxy Statement  |  33

Executive Compensation (continued)

In March 2015, the Committee adjusted Mr. DeVeydt’s salary by $50,000, Mr. Haytaian’s salary by $100,000 and Ms. McCarthy’s salary by $25,000 to better align their base salaries with competitive market data. The Committee did not adjust the base salaries for Messrs. Swedish and Silverstein. Annualized base salaries for the NEOs reflecting these adjustments are reflected in the chart below.

AIP

Generally, all associates are eligible for performance-based incentives or sales incentives. The AIP is designed to motivate and reward the successful completion of our annual performance goals. AIP awards are earned to the extent we meet or exceed annual financial targets and business unit and individual performance goals. In excess of 31,000 associates, including all of our NEOs, earned awards under the AIP in 2015.

Each participating associate is eligible for a target award, denominated as a percentage of base salary paid during the year. Associates may earn from 0% of the target award under the AIP up to a maximum of 200% of the target award. In setting the target award percentages for the NEOs, the Committee considers competitive data in the comparator group studies (as described under “Determination of Compensation” beginning on page 38), individual performance evaluations and internal equity factors.

After consideration of the factors described above, the Committee decided in March 2015 not to increase the target AIP award as a percentage of base salary for any of the NEOs. The following chart reflects the annualized salary, target AIP percentage and amounts and total target cash for the NEOs as a result of the Committee’s actions in March 2015:

Name	Annualized Salary	Target AIP (%)	Target AIP ($)	Total Target Cash ($)
Joseph R. Swedish	$1,250,000	150%	$1,875,000	$3,125,000
Wayne S. DeVeydt	$ 800,000	100%	$800,000	$1,600,000
Peter Haytaian	$ 700,000	100%	$700,000	$1,400,000
Gloria McCarthy	$ 700,000	90%	$630,000	$1,330,000
Martin Silverstein	$ 590,000	90%	$531,000	$1,121,000

2015 AIP Funding

AIP awards are funded based on specific targets set by the Committee for selected performance measures based on goals set during our annual business planning process. Our business plan is developed based on the business environment, which takes into consideration our performance relative to our direct peers. AIP targets are set to be consistent with business plan targets. For 2015, the AIP was funded based on consolidated operating gain and business unit operating gain targets consistent with the operating gain goals established as part of our business planning process. As a result of our operating gain performance in 2015, the AIP was funded at 86% of target for our NEOs, as follows:

	Financial Results		AIP Fund
Performance Measure	Target	Actual	Score	Weight	Total
Consolidated Operating Gain(1)	$4,857	$4,778	84%	50%	42%
Business Unit Operating Gain(2)			88%	50%	44%
- Commercial and Specialty Business Division Score: 20%	$3,623	$2,917
- Government Business Division Score: 200%(3)	$1,347	$1,969

TOTAL AIP Funding					86%

(1)	Consolidated operating gain excludes the profits from the Simply Healthcare acquisition and costs related to the proposed Cigna acquisition.

(2)	Represents the weighted average award earned based on the business units’ performance.

(3)	Government Business Division operating gain excludes the profits from the Simply Healthcare acquisition.

34  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

2015 AIP Awards

After the aggregate funding for all AIP payouts is determined, awards are calculated for each participant, including all of our NEOs, based on the results of various performance scorecards tailored to each business unit. The AIP payout to each associate, including each NEO, is calculated using one or more scorecards based on the areas of the business supported by the associate.

For 2015, AIP payouts to our NEOs were based on the Corporate scorecard, with the exception of Mr. Haytaian whose award was based on the scorecard for the Government Business Division. Fifty percent of each scorecard is based on adjusted operating gain, which the Committee believes is an important measure of Company performance. The remaining fifty percent is based on other key scorecard measures including medical membership, specialty revenue and penetration, selling, general and administrative expenses, cost of care initiatives, medical provider quality pay for performance programs, customer service and quality ratings. The Corporate scorecard reflects our overall financial performance and is calculated based on the weighted average scorecard of all business unit scorecards.

The following table shows the resulting calculation of the 2015 AIP awards payable to each of the current NEOs. The amounts paid to these NEOs for 2015 performance were approved by the Committee on March 1, 2016 and are set forth in the Summary Compensation Table on page 44.

Named Executive Officer	Scorecard	Scorecard Total Award
Mr. Swedish	Corporate	86%
Mr. DeVeydt	Corporate	86%
Mr. Haytaian	Government Business Division	142%
Ms. McCarthy	Corporate	86%
Mr. Silverstein	Corporate	86%

The Committee has the discretion to adjust AIP awards for individual performance or to reduce AIP awards when it determines that such adjustments or reductions would be appropriate based on the Company’s interests and the interests of our shareholders. The Committee did not adjust any 2015 AIP awards for individual performance or use its discretion to reduce any 2015 AIP awards.

Equity Awards

The Committee granted regular equity awards on March 2, 2015 to coincide with the Committee’s Total Rewards review of our NEOs’ compensation. The date of the Committee meeting is set in advance and is the first business day of March every year. The Committee awarded performance stock units, time-based restricted stock units and stock options to more than 3,000 associates including NEOs. All of these awards were granted to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders.

For 2015, the Committee retained the equity award structure mix for our executives, including our NEOs. One half of the total award continues to be structured as performance stock units, and one-quarter of the total awards are delivered in stock options and in restricted stock units. The weightings below are based on the grant date fair value, calculated in accordance with ASC Topic 718.

Anthem, Inc. 2016 Proxy Statement  |  35

Executive Compensation (continued)

Performance Stock Units — Measures, Vesting Schedule and Dividend Equivalents

The Committee changed the 2015 performance stock unit awards to be based on cumulative 2015-2017 adjusted EPS and cumulative 2015-2017 total operating revenue, defined as the total of premiums, administrative fees and other revenue (“Revenue”), The purpose of this change was to better align rewards with our stated long-term strategy, and to balance compensation based upon both short-term and long-term results.

Measure	Weighting
Adjusted Earnings Per Share • 2015-2017 Cumulative EPS(1)	75%
Operating Revenue • 2015-2017 Cumulative Revenue	25%

(1)

For purposes of performance stock unit calculations, Adjusted EPS is calculated on an adjusted, non-GAAP basis by the Committee to remove certain pre-established categorical amounts, which are reported in our quarterly earnings releases and would generally not be included by the investment community in the determination of our financial results.

The payout scale for each measure detailed above provided for a minimum award of 0% of the units granted and a maximum award of 200% of the units granted. The targets for each of these measures were developed based on our 2014-2018 long-term plan, which was communicated to the investment community during March of 2014.

The resulting shares will generally be earned and will vest after three years, on March 2, 2018. Performance stock units accrue cash dividend equivalents equal to the cash dividends paid to shareholders during the period between the grant date and the vesting date. These cash payments are distributed to the participants upon vesting, and are cancelled if the underlying units do not vest.

The Committee has the discretion to reduce the number of shares earned based on performance stock unit results when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

2015 Time-Based Restricted Stock Unit Vesting Schedule and Dividend Equivalents

The restricted stock units granted are subject to time-based vesting. The restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.

Restricted stock units accrue cash dividend equivalents equal to the cash dividends paid to shareholders during the vesting period. These cash payments are distributed to the participants upon vesting, and are cancelled if the underlying units do not vest.

Stock Options

The exercise price for the stock options granted to NEOs in 2015 was $146.93 per share on March 2, 2015, the closing price of our common stock on the NYSE on that date. The term of all stock options granted was ten years, with vesting in six equal semi-annual installments over the first three years. This vesting schedule has been in place since 2005.

The purpose of providing vesting every six months is to stagger inducements for remaining with the Company over the course of any year. More specifically, incumbents must generally be employed on December 31st of each year to be eligible to receive their AIP and then must be employed on March 1st and September 1st of each year for their stock option grants to vest.

For 2015, we extended the stock option term from seven years to ten years to conform to common competitive practices. This will result in lower share usage, as the increase to the term increases the per share grant cost.

Aggregate and Individual Grant Sizes

When determining the aggregate size of our equity awards, the Committee considers the impact of stock-based compensation expense and the share dilution run rate, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives at market-competitive levels.

36  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

The size or amount of equity awards granted to each NEO is based upon position and job level, Company and individual performance, the importance of retaining the services of the executive and the potential for his or her performance to help us attain our long-term goals.

Broad-Based Employee Benefits

Our NEOs generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly compensated associates such that in 2015, NEOs paid in excess of 50% of the cost of the coverage, as compared with entry level associates who generally paid between 5% and 25% of the cost of their coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, the Anthem 401(k) Retirement Savings Plan (the “401(k) Plan”), retiree health care benefits and a cash balance pension plan for associates who meet age and service criteria, adoption assistance benefits and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the NEOs, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described on page 55, a participant may defer receipt of salary and AIP and continue to receive pension and 401(k) Plan credits for compensation above Tax Code earnings limits. We offer this program to provide executives with the same Company-paid retirement savings opportunities, denominated as a percent of salary, as the rest of the workforce is provided through the 401(k) Plan, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) Plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Perquisites

Executive perquisites are a small part of our competitive executive compensation package. The Committee believes that our perquisite program enables our executive officers to focus on our business with minimal disruption. As described on page 45 in this proxy statement, we offer a limited set of perquisites to all NEOs and certain enhanced safety and security benefits to our CEO.

Tax Treatment of Compensation

The Patient Protection and Affordable Care Act amended the Tax Code to add Section 162(m)(6), which limits the amount that certain health care insurers, including the Company, may deduct for tax years starting after 2012. Section 162(m)(6) limits the tax deduction to $500,000 per individual, and makes no exception for performance-based compensation or commissions. In addition, the limit applies to compensation, including deferred compensation, paid to all current and former employees and most independent contractors, not just to compensation paid to a narrow group of current top executives. The rule became effective for employer tax years beginning after December 31, 2012. Consequently, the Company is limited to a $500,000 deduction for compensation paid to each NEO in 2015.

Section 162(m)(1) of the Tax Code limits the amount a publicly-held corporation may deduct for compensation paid to the CEO and certain NEOs to $1 million per year per executive, makes an exception for performance-based compensation and commissions, and excludes the compensation paid to former covered executives once they are no longer covered. Since the Company is subject to Section 162(m)(6), the performance-based exclusion available under Section 162(m)(1) is not available to the Company.

Section 409A of the Tax Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the

Anthem, Inc. 2016 Proxy Statement  |  37

Executive Compensation (continued)

legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture. Payments or awards under our plans and arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and would thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Determination of Compensation

Role of the Compensation Consultant

In May 2010, the Committee selected Semler Brossy Consulting Group, LLC (“Semler Brossy”) to act as its independent compensation consultant. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee by management, develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting all executive officers including the other NEOs. The consultant regularly attends and participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The consultant also has informal conversations with members of the Committee to determine compensation objectives. The consultant provides expert advice and guidance on the design and implementation of performance-based compensation programs that align with Company strategy, business and market characteristics, talent requirements, culture, management style and performance and Total Rewards strategies. The Committee uses the consultant’s recommendations as one of several factors in designing our executive compensation programs, reviewing and approving annual and long-term incentive plans and metrics, and making the compensation decisions affecting the CEO and other NEOs.

Compensation Consultant Independence

Semler Brossy does not provide any services to Anthem other than those detailed above. At our February 2016 meeting, the Committee determined that no conflicts of interest exist with respect to Semler Brossy continuing to serve as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s and NYSE’s rules. Among other items, the Committee reviewed Semler Brossy’s policy on Consultant Independence, and certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Semler Brossy or any of the individuals at Semler Brossy working on our engagement.

Role of Management

In general, the Committee meets with our CEO at the beginning of each year to agree upon the CEO’s performance objectives (both individual and Company) for the year. The Board also reviews these performance objectives. At the beginning of the following year, the CEO provides to the Committee his or her self-assessment, and the Committee evaluates the CEO’s performance based on his or her self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on his or her achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation by the Committee are an important metric in evaluating CEO performance. This evaluation is shared with the CEO and the compensation consultant and is used by the Committee in setting the CEO’s compensation.

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO collects specific feedback from the Board with respect to the performance of our other executive officers, including our NEOs, provides his own evaluations of the other executive officers’ performance to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, equity awards and the AIP individual performance award component for each executive officer. This recommendation is considered by the Committee, which makes its own ultimate determinations.

All NEOs participate in the annual and long-term business planning processes and in recommending to the Committee the AIP and performance stock unit measures and targets that result from these processes. These measures and targets impact the compensation of the associates who participate in our AIP and who are granted performance stock units.

38  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

Pay Positioning and Comparator Groups

The Committee has designed our executive compensation program to target total compensation (salary plus target AIP award plus long-term equity grant cost on the date of grant) at the median for comparable positions in our comparator groups. Individuals new to their roles may be paid below median. High performing individuals who demonstrate superior performance over a long period of time may have pay positioned above the median of the compensation paid by the companies in the comparator groups.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to two distinct comparator groups. One group represents a sample of 49 similarly-sized companies from general industry, and the other group includes our five largest direct health insurance competitors. The Committee uses two groups because many of our direct industry competitors are substantially smaller than us. The Committee determines which companies should be in the comparator groups with the assistance of Semler Brossy.

Companies are selected on the basis of whether they compete with us in the executive labor market and whether they had comparable revenue in the prior full fiscal year. The Committee, with the assistance of Semler Brossy, set the comparator groups for 2015 as follows:

(1)	Our five largest direct health insurance peers, four of which are significantly smaller than we are:

• Aetna Inc.	• Humana Inc.
• Cigna Corporation	• UnitedHealth Group Incorporated
• Health Net, Inc.

The Committee reviewed the CEO’s total compensation package, comprised of salary, target bonus, and long-term equity grants, to the CEOs of our five direct peers, using available pay data. Our CEO’s pay package was the fourth-highest in the group.

(2)	The Standard and Poor’s 500 (the “S&P 500”) 11th-60th largest companies ranked by 2013 revenue (the “S&P 11-60”). Our 2013 revenue was the 27th largest of these 49 companies. The group is comprised of the following companies:

• Aetna Inc.	• International Business Machines Corporation
• American International Group, Inc.	• Johnson & Johnson
• Amazon.com, Inc.	• The Kroger Co.
• AmerisourceBergen Corporation	• Lockheed Martin Corporation
• Archer-Daniels-Midland Company	• Lowe’s Companies, Inc.
• Bank of America Corporation	• Marathon Oil Corporation
• AT&T Inc.	• McKesson Corporation
• The Boeing Company	• Metlife, Inc.
• Cardinal Health, Inc.	• Microsoft Corporation
• Caterpillar Inc.	• Merck & Co., Inc.
• Cisco Systems, Inc.	• JP Morgan Chase & Co.
• Citigroup Inc.	• PepsiCo, Inc.
• The Coca-Cola Company	• Pfizer Inc.
• Comcast Corporation	• The Procter & Gamble Company
• ConocoPhillips	• Prudential Financial, Inc.
• Costco Wholesale Corporation	• Schlumberger N.V.
• CVS Caremark Corporation	• Sysco Corporation
• The Dow Chemical Company	• Target Corporation
• Express Scripts, Inc.	• United Parcel Service, Inc.
• FedEx Corporation	• United Technologies Corporation
• Google Inc.	• UnitedHealth Group Incorporated
• The Home Depot, Inc.	• Verizon Communications Inc.

Anthem, Inc. 2016 Proxy Statement  |  39

Executive Compensation (continued)

• Hewlett-Packard Company	• The Walt Disney Company
• Intel Corporation	• Walgreen Co.
• Wells Fargo & Company

In setting 2015 compensation, the Committee reviewed the available data from each of these comparator groups to better understand the practices of companies in our size category and our direct peers. Where possible, the data that was used to make compensation decisions in March 2015 was taken from surveys of 2014 compensation of our comparator groups prepared by third-party survey companies and from the latest annual proxy statements of these companies. In instances where a company listed above did not participate in the surveys or pay data was not available for a comparable position, the company was not included in the comparator group data for that position. In instances where our positions are structured in ways that do not match well with survey positions, the Committee compares based on target annual compensation pay rank, as reported in the surveys.

We draw competitive compensation information from a number of nationally recognized surveys as well as public filings and disclosures to determine pay practices and levels of peers. The Committee’s consultant either reviews or develops this information for the benefit of the Committee.

Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee does not use the median described above as a formula to determine compensation or as a fixed target.

The Committee establishes an individual target opportunity for each NEO based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the AIP. Realized compensation from our equity-based awards may be more or less than the target opportunity as a result of Company performance relative to the performance stock unit measures and our stock price performance.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual ASC Topic 718 expense of the equity grants as the metric comparing long-term compensation with comparable positions, as well as the value of unvested equity awards held by the NEOs.

Comparison to S&P 11-60 Comparator Group

In setting 2015 compensation, the Committee compared the 2014 target total compensation of our NEOs with comparable positions at participating companies in the S&P 11-60 comparator group. The most recent survey data available for the comparator groups in preparing these comparisons was as of March 1, 2014. Comprehensive information from 2013 public filings was also considered in this review. For purposes of this comparison, target total compensation for our NEOs includes base salary as of March 2, 2015, target 2015 AIP award amounts, the ASC Topic 718 expense of 2015 equity awards and one-third of the ASC Topic 718 expense of special equity awards, where applicable, received within three years of March 2, 2015. The target total compensation for each of Mr. Swedish and Ms. McCarthy was between the twenty-fifth percentile and the median of comparable positions at companies in the comparator group. The target compensation for Messrs. DeVeydt and Silverstein was between the median and the seventy-fifth percentile, and the target compensation of Mr. Haytaian was below the twenty-fifth percentile of comparable positions at companies in the comparator group.

Benefits and perquisites represent a small proportion of the Total Rewards program for our NEOs. The overall value of our broad-based employee benefits that were available to our NEOs in 2015 were 14% below the median survey average of the benefit packages offered by participating companies in our S&P 11-60 comparator group and our direct competitors.

Changes to the Comparator Groups for 2016

In 2015, we entered into a definitive agreement to acquire Cigna, Centene Corporation entered into a definitive agreement to acquire Health Net, Inc. and Aetna Inc. entered into a definitive agreement to acquire Humana Inc. For purposes of setting 2016 compensation, the Committee added Centene Corporation to our direct health insurance peer group. If the acquisitions detailed above are consummated, Cigna, Health Net and Humana will be removed from the health insurance peer group.

40  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

In addition to the changes above to the direct health insurance peer group, the Committee discussed modifying the group of general industry companies. Rather than using the S&P 11-60, which is based on revenue, the Committee determined that it was more appropriate to focus on earnings before income tax (EBIT) instead of revenue, and to look at market capitalization. With the pending Cigna deal in mind, the Committee established two groups of companies, one based on the current business fundamentals of Anthem and one with Anthem and Cigna combined, to replace the S&P 11-60 as our second comparator group.

Additional Compensation Policies

Stock Ownership Guidelines and Holding Requirements

We have stock ownership guidelines for all executive officers, including the NEOs. The ownership guideline is a multiple of the executive’s base salary and the executive has five years to meet the guideline. As part of this program, the sale of our stock is restricted for executives who have not met their ownership requirements. The stock ownership guideline is five (5) times base salary for the CEO, and three (3) times base salary for the other NEOs. For the purposes of this program, all shares directly owned, unvested restricted stock units and unvested earned performance stock units are included in the calculation. Unexercised stock options are not included in the calculation. The Committee reviews the extent to which our executive officers have complied with the guidelines. Our NEOs each owned sufficient shares as of December 31, 2015 to meet his or her ownership guidelines based on the closing stock price of $139.44.

Named Executive Officer	Number of Shares Beneficially Owned	Value of Shares Beneficially Owned	Required Holding	Excess Holding	Actual Ownership as a Multiple of Base Salary
Mr. Swedish	182,602	$25,462,023	$6,250,000	$19,212,023	20.4X
Mr. DeVeydt	69,607	$9,706,000	$2,400,000	$7,306,000	12.1X
Mr. Haytaian	49,003	$6,832,978	$2,100,000	$4,732,978	9.8X
Ms. McCarthy	57,041	$7,953,797	$2,100,000	$5,853,797	11.4X
Mr. Silverstein	23,249	$3,241,841	$1,770,000	$1,471,841	5.5X

See “Compensation of Non-Employee Directors — Board Equity Compensation and Stock Ownership Guidelines” on page 12 for a discussion of our directors’ stock ownership requirements.

Restrictions on Hedging and Pledging

As part of the Anthem, Inc. Statement of Company Policy Regarding Securities Transactions by Company Personnel, all associates, including our NEOs, are prohibited from conducting any transactions that would permit the individual to continue to own our stock without the full risks and rewards of ownership. Prohibited transactions include short sales, publicly traded options transactions, hedging transactions, including zero cost collars and prepaid forward contracts, and margin accounts and pledges involving our stock. Designated associates, including all NEOs, are also prohibited from engaging in transactions in our stock during the quarterly period commencing on the fifteenth day of the last month of each calendar quarter and ending one full business day after the release of quarterly earnings.

Recoupment Policy

We operate under a clawback/recoupment policy for incentive compensation. This policy provides that if we are required to restate our financial statements as a result of material noncompliance with a financial reporting requirement due to misconduct, the CEO, CFO and all other Section 16 officers (our executive officers and the Chief Accounting Officer) must repay any bonus or other incentive-based or equity-based compensation received during the 12 months after the inaccurate reporting, and any profits realized from the sale of stock during that 12-month period. The Board of Directors will determine, on a case by case basis, if it is in the best interest of the Company and our shareholders to pursue recoupment in individual cases.

Anthem, Inc. 2016 Proxy Statement  |  41

Executive Compensation (continued)

Severance and Change in Control Arrangements

All of our NEOs are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 57. We believe that a severance program is needed to attract and retain the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-competition, non-solicitation of associates or customers, non-disparagement and confidentiality provisions which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Change in control severance benefits are subject to a double-trigger, which means that to receive such benefits there must be both: (1) a qualifying termination of employment and (2) termination occurring when a change of control is imminent or has occurred as detailed in the Executive Agreement Plan described above and in “Compensation Plans — Executive Severance Arrangements.” The Executive Agreement Plan does not provide for tax gross-up of any regular or excise taxes imposed on severance payments in connection with a change in control pursuant to Section 4999 of the Tax Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee

Lewis Hay, III, Chairperson Robert L. Dixon, Jr. William J. Ryan George A. Schaefer, Jr. Elizabeth E. Tallett

42  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

Assessment of Compensation-Related Risks

In February 2016, several members of our management team, including our Chief Accounting Officer and our Chief Risk Officer, conducted an assessment of the risks related to or arising from our compensation policies and practices. The team reviewed and discussed the various design features and characteristics of our Company-wide compensation policies and programs, as well as those at the business unit level, performance metrics at the Company and business unit levels and approval mechanisms of all Total Rewards programs for all associates, including salaries, incentive plans, sales incentives, stock options, performance stock units and restricted stock units, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Company. In its review and assessment, the team took into consideration the elements of our Total Rewards program for our senior executives, including the performance measures used for the AIP, performance stock unit awards and other incentive compensation arrangements, and the elements of our compensation programs for our other employees.

In March 2016, the Compensation Committee reviewed and discussed the management team’s risk assessment. As part of its review, the Compensation Committee also noted the following factors that reduce the likelihood of excessive risk-taking by executives:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance, business unit financial performance and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance stock units and time-based restricted stock units.

•

For 2015, we adjusted the performance stock unit plan to provide for a three-year measurement period to balance compensation based on short-term and long-term results. Having a mix of short-term and long-term goals allows us to better align our compensation program with the interests of our shareholders.

•

A significant portion of our executive compensation is tied to how our stock price performs over a period of multiple years, with equity-based awards generally vesting over three years and stock options having terms of ten years starting in 2015. This minimizes the benefit of a temporary spike in stock price.

•	Our recoupment policy covers all of our executive officers subject to Section 16 of the Exchange Act.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•

Incentive programs use financial measures with sliding scales, with amounts interpolated for awards between $0, target and maximum. Awards are capped at 200% of target for annual incentives and for performance stock units awarded in 2015.

•	Payouts for the AIP and performance stock units are based on results audited by the Internal Audit department.

•	Executive officers are subject to Stock Ownership Guidelines, holding requirements and our prohibition on hedging, pledging stock and short sales.

Based on the assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Anthem, Inc. 2016 Proxy Statement  |  43

Executive Compensation (continued)

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2015, and where applicable, December 31, 2014 and December 31, 2013.

Name & Principal Position	Year	Salary ($)(1)		Bonus ($)			Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph R. Swedish Chair, President and Chief Executive Officer	2015 2014 2013	$ $ $	1,298,077 1,250,000 913,461	$ $ $	0 0 0		$ $ $	7,800,073 7,500,081 7,900,056	$ $ $	2,599,957 2,499,931 1,600,019	$1,668,678 $2,141,625 $2,510,625	$ 0 $ 0 $ 0	$ 237,896 $ 140,912 $4,055,766	$ $ $	13,604,681 13,532,549 16,979,927
Wayne S. DeVeydt EVP and Chief Financial Officer	2015 2014 2013	$ $ $	819,229 750,002 744,232	$ $ $	0 0 0		$ $ $	2,437,569 2,437,508 5,400,020	$ $ $	812,447 812,510 599,988	$ 702,079 $ 856,653 $1,094,497	$ 0 $ 0 $ 0	$ 104,891 $ 114,691 $ 84,868	$ $ $	4,876,215 4,971,364 7,923,605
Peter D. Haytaian EVP and President, Government Business Division	2015 2014	$ $	703,848 547,569	$ $	0 0		$ $	2,250,086 1,500,074	$ $	749,943 500,007	$ 998,760 $ 876,452	$ 0 $ 0	$ 40,600 $ 32,900	$ $	4,743,237 3,457,002
Gloria M. McCarthy EVP and Chief Administrative Officer	2015 2014 2013	$ $ $	721,154 666,926 636,540	$ $ $	0 0 0		$ $ $	1,687,638 1,687,554 1,600,094	$ $ $	562,365 562,452 399,922	$ 556,226 $ 685,587 $ 824,664	$105,931 $188,270 $ 28,135	$ 141,985 $ 151,243 $ 111,581	$ $ $	3,775,299 3,942,032 3,600,936
Martin Silverstein(7) Former EVP and Chief Strategy Officer	2015		$612,692		$300,000	(8)		$1,687,638		$562,365	$ 472,570	$ 0	$ 58,338		$3,693,603
Kenneth R. Goulet(9) Former EVP and President, Commercial & Specialty Business Division	2015 2014 2013	$ $ $	628,461 750,002 744,232	$ $ $	0 0 0		$ $ $	2,437,569 2,437,508 2,400,016	$ $ $	812,447 812,510 599,988	$ 272,752 $ 856,653 $ 927,506	$ 0 $ 0 $ 0	$ 111,781 $ 97,292 $ 83,090	$ $ $	4,263,010 4,953,965 4,754,832

(1)

In a typical year, such as 2014 and 2013, our employees are paid on a bi-weekly 26 pay period schedule. 2015 included an extra pay period, resulting in salaries approximately 3.8% higher than in a typical year. The year-end annual salaries for the NEOs (other than Mr. Goulet, who had retired) were:

Joseph R. Swedish	$1,250,000
Wayne S. DeVeydt	$800,000
Peter D. Haytaian	$700,000
Gloria M. McCarthy	$700,000
Martin Silverstein	$590,000

(2)

The amounts in the “Stock Awards” column reflect the grant date fair value of stock awards issued during the respective fiscal years pursuant to our Incentive Plan (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date. Dividend equivalents on the stock awards are factored into the grant date fair value.

The amounts in the “Stock Awards” column include the grant date fair values for time-based restricted stock units and performance stock units. The grant date fair value for the performance stock units was computed based on the target level of performance being achieved. The table below sets forth the grant date fair value of the restricted stock units granted in 2015 and the performance stock units granted in 2015 at the target level of performance and the maximum level of performance.

Name	Restricted Stock Units Granted	Performance Stock Units – Target	Performance Stock Units – Maximum
Joseph R. Swedish	$2,600,073	$5,200,000	$10,399,999
Wayne S. DeVeydt	$ 812,523	$1,625,046	$ 3,250,092
Peter D. Haytaian	$ 750,078	$1,500,008	$ 3,000,017
Gloria M. McCarthy	$ 562,595	$1,125,043	$ 2,250,086
Martin Silverstein	$ 562,595	$1,125,043	$ 2,250,086
Kenneth R. Goulet	$ 812,523	$1,625,046	$ 3,250,092

44  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

(3)

The amounts in the “Option Awards” column reflect the grant date fair value of stock option awards issued during the respective fiscal years pursuant to our Incentive Plan (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718. The assumptions used in the calculation of the grant date fair value of the options were as follows:

	Dividend Yield	Volatility	Expected Life	Risk-Free Interest Rate
2015	1.70%	31.00%	3.9 years	1.96%
2014	2.00%	35.00%	3.8 years	2.16%
2013	2.40%	35.00%	4.0 years	1.25%

(4)

The amounts in the “Non-Equity Incentive Plan Compensation” column represent cash AIP awards earned during the reported year, but paid in the following year. Based on a combination of Company, business unit and individual performance, the awards earned as a percentage of their respective target awards for 2015 (and paid in 2016) were 85.7% for Mr. Swedish, 85.7% for Mr. DeVeydt, 141.9% for Mr. Haytaian, 85.7% for Ms. McCarthy, 85.7% for Mr. Silverstein and 43.4% for Mr. Goulet. Under the terms of the AIP, Mr. Goulet received an AIP award as a retiree and Mr. Silverstein received an AIP award because he was employed on December 31, 2015.

(5)

The amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the increase in the actuarial present value of the NEO’s benefits under all pension plans established by us between such pension plans’ applicable measurement dates used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rate and payment distribution assumptions consistent with those used in our financial statements and include amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.

(6)	The amounts in the “All Other Compensation” column for 2015 include:

•

tax equalization payments of $3,451, $6,267 and $1,550 for Messrs. Swedish, DeVeydt and Goulet, respectively, to reimburse them for the additional nonresident state income taxes owed outside their home states for time worked in other states, and to offset the increased tax liability to the executives as a result of the state income tax reimbursements;

•	$1,589 for the cost of an executive physical for Mr. DeVeydt;
•	a supplemental pension benefit contribution to the Deferred Compensation Plan for Ms. McCarthy in the amount of $57,087 in addition to the deferred compensation match shown in the table below;
•	$29,254 in earned but unused paid time off benefits paid to Mr. Goulet upon his retirement; and
•

cash as part of the Anthem Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans — Anthem Directed Executive Compensation Plan” and matching contributions made by us under the applicable 401(k) Plan and Deferred Compensation Plan in 2015 as follows:

Name	DEC Cash		401(k) Match	Deferred Comp Match
Joseph R. Swedish	$54,000		$10,600	$126,988
Wayne S. DeVeydt	$30,000		$10,600	$ 56,435
Peter Haytaian	$30,000		$10,600	$ 0
Gloria McCarthy	$30,000		$10,600	$ 44,298
Martin Silverstein	$30,000		$10,600	$ 17,738
Kenneth R. Goulet	$22,500	*	$10,600	$ 47,877

*	Reflects nine months of service as a result of Mr. Goulet’s retirement.

In addition to the perquisites and benefits described above, the amounts in this column include the following items received by Mr. Swedish in 2015:

•	a $10,000 matching charitable contribution made by the Anthem Foundation pursuant to the Directors’ Matching Gift Program;
•	personal security benefits of $2,058; and
•

$30,799 for the net aggregate incremental cost to us related to aircraft usage in 2015. The incremental cost for the use of corporate aircraft is calculated based on the variable operating costs, including cost per flight hour, fuel charges, catering and landing fees, and does not include fixed operating costs such as management and lease fees. In each case, the travel undertaken by Mr. Swedish was business related, but originated or terminated at a personal location.

(7)	Mr. Silverstein left the Company as of January 1, 2016.

(8)	This amount reflects a $300,000 sign-on bonus Mr. Silverstein received on the first anniversary of his hire date.

(9)	Mr. Goulet retired from the Company effective October 1, 2015.

Anthem, Inc. 2016 Proxy Statement  |  45

Executive Compensation (continued)

Grants of Plan Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: # of Shares of Stock or Units (#)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph R. Swedish			$0	$1,947,115	$3,894,231
	3/2/2015	(4)				0	35,391	70,782				$5,200,000
	3/2/2015	(5)							17,696			$2,600,073
	3/2/2015	(6)								77,495	$146.93	$2,599,957
Wayne S. DeVeydt			$0	$ 819,229	$1,638,458
	3/2/2015	(4)				0	11,060	22,120				$1,625,046
	3/2/2015	(5)							5,530			$812,523
	3/2/0215	(6)								24,216	$146.93	$812,447
Peter D. Haytaian			$0	$ 703,848	$1,407,695
	3/2/2015	(4)				0	10,209	20,418				$1,500,008
	3/2/2015	(5)							5,105			$750,078
	3/2/2015	(6)								22,353	$146.93	$749,943
Gloria M. McCarthy			$0	$ 649,038	$1,298,077
	3/2/2015	(4)				0	7,657	15,314				$1,125,043
	3/2/2015	(5)							3,829			$562,595
	3/2/2015	(6)								16,762	$146.93	$562,365
Martin Silverstein(7)			$0	$ 551,423	$1,102,846
	3/2/2015	(4)				0	7,657	15,314				$1,125,043
	3/2/2015	(5)							3,829			$562,595
	3/2/2015	(6)								16,762	$146.93	$562,365
Kenneth R. Goulet(8)			$0	$ 628,461	$1,256,921
	3/2/2015	(4)				0	11,060	22,120				$1,625,046
	3/2/2015	(5)							5,530			$812,523
	3/2/2015	(6)								24,216	$146.93	$812,447

(1)

These columns show the range of payouts targeted for 2015 performance under the AIP. The cash payouts for 2015 performance were made in March 2016 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The AIP includes various measures of our performance, which each have a different weight and independent threshold performance level. For corporate operating gain, which is weighted at 50%, there is a payout from 0% to 100% for performance between the threshold and target level and up to 200% for maximum performance. Business Unit Scorecard results are also weighted 50% and have the same payout range. Payouts may be adjusted up or down based on individual performance measures. The maximum total payment is 200% of target.

(2)	All options were granted at an exercise price equal to fair market value based on the closing market value of our common stock on the NYSE on the date of grant.

(3)

The grant date fair value of these awards was calculated in accordance with ASC Topic 718. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column.

(4)

Represents the performance stock units granted to each NEO under the Incentive Plan. The final number of shares received depends on our performance versus our three-year performance goals, as detailed in the Compensation Discussion and Analysis beginning on page 27. The final number of shares received will be from 0% to 100% of target for performance between the threshold and target level and up to 200% of target for maximum performance. The Compensation Committee will determine the payout based on our performance against the performance goals at the end of the 2015-2017 performance period. Any earned performance stock units will vest on March 2, 2018.

(5)

Represents the number of restricted stock units granted to each NEO on March 2, 2015 under the Incentive Plan. The shares will vest in equal installments on March 2, 2016, March 2, 2017 and March 2, 2018.

(6)

Represents the number of stock options granted to each NEO as an annual grant under the Incentive Plan. These shares vest in equal semi-annual installments on September 2, 2015, March 2, 2016, September 2, 2016, March 2, 2017, September 2, 2017 and March 2, 2018.

46  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Number of Unearned Share, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
Joseph R. Swedish					136,096	$18,977,226	35,391	$4,934,921
	85,252	17,051	$ 67.44	4/1/20
	57,049	57,051	$ 89.44	3/3/21
	12,915	64,580	$146.93	3/2/25
Wayne S. DeVeydt					68,986	$ 9,619,408	11,060	$1,542,206
	0	6,969	$ 61.88	3/1/20
	18,541	18,543	$ 89.44	3/3/21
	4,036	20,180	$146.93	3/2/25
Peter D. Haytaian(5)					29,662	$ 4,136,069	10,209	$1,423,543
	1,936	0	$ 60.15	9/28/19
	2,508	1,254	$ 61.88	3/1/20
	5,703	5,706	$ 89.44	3/3/21
	5,063	5,064	$100.77	5/1/21
	3,725	18,628	$146.93	3/2/25
Gloria M. McCarthy					30,071	$ 4,193,100	7,657	$1,067,692
	3,484	3,484	$ 61.88	3/1/20
	4,635	927	$ 77.50	6/3/20
	12,834	12,837	$ 89.44	3/3/21
	2,793	13,969	$146.93	3/2/25
Martin Silverstein					18,493	$ 2,578,664	7,657	$1,067,692
	11,390	11,394	$100.77	5/1/21
	2,793	13,969	$146.93	3/2/25
Kenneth R. Goulet					43,362	$ 6,046,397	8,295	$1,156,655
	29,333	0	$ 76.59	3/1/16
	46,667	0	$ 80.81	3/1/17
	6,000	0	$ 78.06	11/1/17
	116,426	0	$ 30.10	3/2/16
	35,807	0	$ 62.06	3/1/17
	22,981	0	$ 65.98	3/1/18
	37,012	0	$ 66.23	3/1/19
	34,842	6,969	$ 61.88	3/1/20
	18,541	18,543	$ 89.44	3/3/21
	4,036	14,126	$146.93	3/2/25

Anthem, Inc. 2016 Proxy Statement  |  47

Executive Compensation (continued)

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration	Vesting Schedule
3/1/20	All shares vest on March 1, 2016
4/1/20	All shares vest on April 1, 2016
6/3/20	All shares vest on June 3, 2016
3/3/21	Vest in equal installments on March 3, 2016, September 3, 2016 and March 3, 2017
5/1/21	Vest in equal installments on May 1, 2016, November 1, 2016 and May 1, 2017
3/2/25	Vest in equal installments on March 2, 2016, September 2, 2016, March 2, 2017, September 2, 2017 and March 2, 2018

(2)

The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock unit grants and unvested performance stock units earned in 2013 and 2014 reflected in the “Number of Shares or Units of Stock That Have Not Vested” column.

Name	Vesting Date	Restricted Stock Units	Performance Stock Units Earned in 2013	Performance Stock Units Earned in 2014
Joseph R. Swedish	3/2/2016	5,898	—	—
	3/3/2016	9,317	—	27,393
	3/25/2016	7,414	—	—
	4/1/2016	11,863	25,702	—
	3/2/2017	5,899	—	—
	3/3/2017	9,318	—	27,393
	3/2/2018	5,899	—	—
Wayne S. DeVeydt	3/1/2016	16,969	10,504	—
	3/2/2016	1,843	—	—
	3/3/2016	3,028	—	8,902
	3/1/2017	12,121	—	—
	3/2/2017	1,843	—	—
	3/3/2017	3,029	—	8,903
	3/2/2018	1,844	—	—
Peter D. Haytaian	3/1/2016	873	1,891	—
	3/2/2016	1,701	—	—
	3/3/2016	932	—	2,739
	4/1/2016	6,673	—	—
	5/1/2016	827	—	2,431
	12/14/2016	1,261	—	—
	3/2/2017	1,702
	3/3/2017	932	—	2,739
	5/1/2017	827	—	2,432
	3/2/2018	1,702	—	—
Gloria M. McCarthy	3/1/2016	2,425	5,252	—
	3/2/2016	1,276	—	—
	3/3/2016	2,097	—	6,163
	6/3/2016	646	1,398	—
	3/2/2017	1,276	—	—
	3/3/2017	2,097	—	6,164
	3/2/2018	1,277	—	—
Martin Silverstein	3/2/2016	1,276	—	—
	5/1/2016	1,861	—	5,471
	3/2/2017	1,276	—	—
	5/1/2017	1,861	—	5,471
	3/2/2018	1,277	—	—
Kenneth R. Goulet	3/1/2016	4,849	10,504	—
	3/2/2016	1,843	—	—
	3/3/2016	3,028	—	8,902
	3/2/2017	1,843	—	—
	3/3/2017	3,029	—	8,903
	3/2/2018	461	—	—

48  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

(3)	These amounts are calculated by multiplying $139.44, the closing price of our common stock on December 31, 2015, by the applicable number of shares.

(4)

Represents the target number of performance stock units granted to our NEOs in 2015. The final number of shares earned will depend on our performance versus our performance goals over a three year period, as detailed in the Compensation Discussion and Analysis beginning on page 27.

(5)	Mr. Haytaian’s outstanding equity includes grants he received as an employee of Amerigroup that were converted to Anthem stock at the time of the merger.

Option Exercises and Stock Vested in 2015

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joseph R. Swedish	0	$ 0	81,689	$12,510,466
Wayne S. DeVeydt	71,854	$6,468,383	62,047	$ 9,301,213
Peter D. Haytaian	0	$ 0	17,627	$ 2,661,466
Gloria M. McCarthy	43,933	$3,964,050	23,241	$ 3,503,978
Martin Silverstein	0	$ 0	7,330	$ 1,137,378
Kenneth R. Goulet	72,805	$5,152,613	37,807	$ 5,560,850

(1)	The table includes the following shares:

•

Shares that vested pursuant to the 2012 annual grant: Mr. DeVeydt – 4,530 restricted stock units and 5,995 performance stock units; Ms. McCarthy – 2,265 restricted stock units and 2,998 performance stock units; Mr. Goulet – 4,530 restricted stock units and 5,995 performance stock units.

•

Shares that vested pursuant to the 2013 annual grant: Mr. DeVeydt – 4,848 restricted stock units and 10,504 performance stock units; Mr. Haytaian – 873 restricted stock units and 1,891 performance stock units; Ms. McCarthy – 2,424 restricted stock units and 5,252 performance stock units; and Mr. Goulet – 4,848 restricted stock units and 10,504 performance stock units.

•

Shares that vested pursuant to the 2014 annual grant: Mr. Swedish – 9,317 restricted stock units and 27,393 performance stock units; Mr. DeVeydt – 3,028 restricted stock units and 8,902 performance stock units; Mr. Haytaian – 932 restricted stock units and 2,739 performance stock units; Ms. McCarthy – 2,096 restricted stock units and 6,163 performance stock units; Mr. Goulet – 3,028 restricted stock units and 8,902 performance stock units.

•	Mr. Swedish had 19,277 restricted stock units and 25,702 performance stock units vested pursuant to a 2013 CEO new hire grant.

•	Mr. DeVeydt had 24,240 restricted stock units vested pursuant to the 2013 special recognition grant.

•	Ms. McCarthy had 645 restricted stock units and 1,398 performance stock units vested pursuant to a 2013 increased responsibility recognition grant.

•

Mr. Haytaian had 1,261 restricted stock units vested pursuant to a 2012 pre-merger Amerigroup grant, 6,673 restricted stock units vested pursuant to an April 2013 retention grant related to the Amerigroup merger and 827 restricted stock units and 2,431 performance stock units vested pursuant to a May 2014 promotion grant.

•	Mr. Silverstein had 1,861 restricted stock units and 5,469 performance stock units vested pursuant to a 2014 new hire grant.

(2)

Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date. The amounts also include dividend equivalents, if any, paid upon vesting.

Anthem, Inc. 2016 Proxy Statement  |  49

Executive Compensation (continued)

Pension Benefits

The table below shows the present value of accumulated benefits payable to each applicable NEO, including the number of years of service credited to each such NEO, under each of the specified plans, computed as of December 31, 2015, the same pension plan measurement date used for financial reporting purposes with respect to our 2015 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 53.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Gloria M. McCarthy	Anthem Cash Balance Plan B	41.58	$1,144,677	$0
	Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan	41.58	$1,960,437	$0

	Total		$3,105,114	$0

(1)

Assumptions used in the calculation of the amounts in this column are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the SEC on February  19, 2016.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Anthem Contributions in Last Fiscal Year(2)	Aggregated Earnings in Last Fiscal Year	Aggregated Withdrawals/ Distributions	Aggregated Balance at Last Fiscal Year End(3)
Joseph R. Swedish	$153,985	$126,988	($12,607)	($201,593)	$ 270,815
Wayne S. DeVeydt	$ 65,794	$ 56,435	($52,962)	$ 0	$1,538,546
Peter D. Haytaian	$ 0	$ 0	$ 0	$ 0	$ 0
Gloria M. McCarthy	$213,223	$101,385	$26,296	$ 0	$4,577,393
Martin Silverstein	$351,754	$ 17,738	$ 0	($ 21,401)	$ 348,092
Kenneth R. Goulet	$109,118	$ 47,877	($45,866)	($ 54,442)	$2,671,586

(1)	These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Amounts in this column reflect all nonqualified deferred compensation for each NEO. Portions of such amounts are included in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for all applicable years for each NEO.

50  |  Anthem, Inc. 2016 Proxy Statement

Executive Compensation (continued)

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment. The NEOs would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including termination of employment on December 31, 2015 (i.e., the last business day in 2015 on which securities were traded on the NYSE). Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post Termination Benefits(3)	Total Post Termination Payment & Benefit Value
Joseph R. Swedish
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$9,750,000	$1,947,115	$27,992,369	$162,000	$29,752	$14,500	$39,895,736
Company initiated (not for cause) or good reason termination by employee(5)	$6,250,000	$1,668,678	$ 5,887,538	$108,000	$19,835	$14,500	$13,948,551
Retirement(6)	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Resignation(7)	$0	$1,668,678	$ 0	$ 0	$ 0	$ 0	$ 1,668,678
Death	$0	$1,668,678	$27,992,369	$ 0	$ 0	$ 0	$29,661,047
Long-Term Disability	$0	$1,668,678	$27,992,369	$ 0	$ 0	$ 0	$29,661,047
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Wayne S. DeVeydt
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,992,000	$ 819,229	$12,629,280	$ 90,000	$29,752	$14,500	$18,574,761
Company initiated (not for cause) or good reason termination by employee(5)	$3,200,000	$ 702,079	$ 0	$ 60,000	$19,835	$14,500	$ 3,996,414
Retirement(6)	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Resignation(7)	$0	$ 702,079	$ 0	$ 0	$ 0	$ 0	$ 702,079
Death	$0	$ 702,079	$12,629,280	$ 0	$ 0	$ 0	$13,331,359
Long-Term Disability	$0	$ 702,079	$12,629,280	$ 0	$ 0	$ 0	$13,331,359
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Peter D. Haytaian
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,368,000	$ 998,760	$ 6,137,997	$ 90,000	$29,752	$14,500	$11,639,009
Company initiated (not for cause) or good reason termination by employee(5)	$2,800,000	$ 998,760	$ 0	$ 60,000	$19,835	$14,500	$ 3,893,095
Retirement(6)	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Resignation(7)	$0	$ 998,760	$ 0	$ 0	$ 0	$ 0	$ 998,760
Death	$0	$ 998,760	$ 6,137,997	$ 0	$ 0	$ 0	$ 7,136,757
Long-Term Disability	$0	$ 998,760	$ 6,137,997	$ 0	$ 0	$ 0	$ 7,136,757
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0

Anthem, Inc. 2016 Proxy Statement  |  51

Executive Compensation (continued)

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post Termination Benefits(3)	Total Post Termination Payment & Benefit Value
Gloria M. McCarthy
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,149,600	$649,038	$6,230,280	$90,000	$29,752	$14,500	$11,163,170
Company initiated (not for cause) or good reason termination by employee(5)	$2,660,000	$556,226	$6,230,280	$60,000	$19,835	$14,500	$9,540,841
Retirement(6)	$0	$556,226	$6,230,280	$ 0	$ 0	$ 0	$6,786,506
Resignation(7)	$0	$556,226	$6,230,280	$ 0	$ 0	$ 0	$6,786,506
Death	$0	$556,226	$6,230,280	$ 0	$ 0	$ 0	$6,786,506
Long-Term Disability	$0	$556,226	$6,230,280	$ 0	$ 0	$ 0	$6,786,506
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Martin Silverstein
Company initiated (not for cause) or good reason termination by employee(7)(8)	$2,242,000	$472,570	$ 0	$60,000	$19,835	$14,500	$2,808,905
Kenneth R. Goulet
Retirement(6)	$0	$272,752	$8,670,718	$ 0	$ 0	$ 0	$8,943,470

(1)

For all NEOs, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards generally continue to vest on the existing vesting schedule, except, for Mr. DeVeydt, the March 1, 2013 special retention grant would be cancelled upon retirement. Ms. McCarthy is currently retirement eligible under the Incentive Plan and Mr. Goulet was retirement eligible when he retired. For Mr. Haytaian, grants made prior to the Amerigroup merger will vest upon a Company initiated (not for cause) or good reason termination. The amounts in this column represent (1) for stock option awards, the amount that could be realized from the exercise of all unvested stock options held by the NEO that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 31, 2015, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock units and performance stock units, the value of the unvested units held by the NEO that would vest upon the indicated termination, which is calculated by multiplying the number of such units by the market price of a share of our common stock on December 31, 2015.

(2)	Estimate based on the average Company cost per employee for these coverages.

(3)	Represents outplacement services available under our policy.

(4)

These amounts apply to a termination following a change in control that is a Company initiated termination not for cause, or a good reason termination by the employee, as defined in our Executive Agreement Plan. All NEOs currently employed by the Company are participants in the Executive Agreement Plan which provides the following benefits for this termination event: (1) a severance benefit of 300% of annualized base salary plus target AIP award (in each case, not increased for the extra pay period that occurred in 2015), (2) a payment equal to 4% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a payment equal to 300% of the annual value of executive benefits, and (5) a three year continuation of health and life insurance coverage.

(5)

Executive is a participant in our Executive Agreement Plan, which provides the following benefits for this termination event: (1) a severance benefit of 200% of annualized base salary plus target AIP award (in each case, not increased for the extra pay period that occurred in 2015), (2) a two year continuation of health and life insurance coverage, (3) a payment equal to 200% of the annual value of executive benefits.

(6)	Mr. Goulet and Ms. McCarthy are eligible for retirement treatment under the AIP and Incentive Plan. No other NEOs are currently retirement eligible. Mr. Goulet retired effective October 1, 2015.

(7)

Participants in the AIP are eligible for a bonus payment if they work through the end of the plan year, which is December 31. Since this table assumes a resignation on December 31, a full AIP payout is earned. If the executive had resigned earlier in 2015, he would not be eligible for a bonus payment under the AIP.

(8)	Mr. Silverstein left the Company as of January 1, 2016.

The NEOs would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

52  |  Anthem, Inc. 2016 Proxy Statement

Compensation Plans

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 150%. The Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target. In 2015, the amounts earned by our NEOs under the AIP were paid in cash under the Anthem Incentive Compensation Plan (the “Incentive Plan”). Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event a non-executive participant is part of a reduction in force in the fourth quarter of the year, or in the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

Anthem Incentive Compensation Plan

In May 2009, shareholders approved the amended and restated Incentive Plan, which plan was formerly known as the WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”). The 2006 Stock Plan was approved by our shareholders in May 2006. The Incentive Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, stock, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares and performance units. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The Incentive Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants 60,068,344 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the 2006 Stock Plan or the Anthem 2001 Stock Incentive Plan (the “2001 Plan”) that expired, were forfeited or otherwise terminated unexercised on or after May 19, 2009 and May 16, 2006, respectively. From and after May 19, 2009, no further grants or awards were made under the 2006 Stock Plan.

Amerigroup 2009 Equity Incentive Plan

The Amerigroup Corporation 2009 Equity Incentive Plan (the “Amerigroup Plan”) was approved by Amerigroup’s shareholders in May 2009. Under the Amerigroup Plan, employees of Amerigroup and its subsidiaries received equity-based compensation, including restricted stock and stock options. Pursuant to the merger agreement between Amerigroup and us, all equity awards for Amerigroup common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the Amerigroup Plan.

Employee Stock Purchase Plan

In May 2009, shareholders approved the amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”) which is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. The Stock Purchase Plan is administered by the Compensation Committee and amended and restated a previously approved employee stock purchase plan. The Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it and determines the terms of each offering that permits purchases of our common stock. Any of our associates are eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate is permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the Stock Purchase Plan, this value is determined based on the fair market value of the stock on the last trading day of each plan offering period. The Stock Purchase Plan reserved 14,000,000 shares of stock for issuance and purchase by associates.

Anthem, Inc. 2016 Proxy Statement  |  53

Compensation Plans (continued)

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan offering period and applied toward the purchase of stock on the last trading day of each plan offering period. The purchase price per share will equal 95% (or such higher percentage as may be set by the Compensation Committee) of the fair market value of a share of common stock on the last trading day of the plan offering period. Once purchased, the stock is accumulated in the associate’s investment account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2015 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders as of December 31, 2015	5,959,603	$87.5403	23,482,708

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.

(2)

Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 6,001,359 shares to be issued upon the exercise of outstanding stock options as of December 31, 2015. The weighted average exercise price of these options was $87.22. Excludes 41,756 shares to be issued upon the exercise of outstanding stock options and 61,642 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the Amerigroup Plan assumed by us as part of the acquisition of Amerigroup as of December 31, 2015. The weighted average exercise price of these options was $41.86. We also had 2,608,299 unvested shares of restricted stock outstanding as of December 31, 2015.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options, warrants and rights.” Includes 7,720,969 shares at December 31, 2015 available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the Incentive Plan. Includes 5,761,739 shares of common stock at December 31, 2015 available for issuance under the Stock Purchase Plan.

Anthem Directed Executive Compensation Plan

The Anthem Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using cash credits. The amount of cash credits the executive receives is based upon his or her position with us, with the Chief Executive Officer receiving $54,000 per year in cash credits, executive vice presidents receiving $30,000 per year in cash credits and senior vice presidents and vice presidents receiving $12,000 per year in cash credits. Cash credits under the DEC are paid to the executive in cash and are in lieu of executive perquisites such as the following: automobile-related benefits, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance.

Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

Anthem, Inc. Executive Salary Continuation Plan

We maintain the Anthem, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to 100% of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to 180 days.

Anthem 401(k) Plan

We maintain the Anthem 401(k) Plan (“401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2015, we made matching contributions in an amount equal to 100% of the first 3% and 50% of the next 2% of an associate’s eligible earnings that he or she contributed. Annual earnings for executives is base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2015, associates could contribute 1% to 60% of his or her base salary and

54  |  Anthem, Inc. 2016 Proxy Statement

Compensation Plans (continued)

AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 26 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 2,600 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts. Associate contributions and our matching contributions vest immediately.

Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Eligible participants may begin participation in the Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible participant may defer a percentage not to exceed 60% of his or her eligible earnings and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions were matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option are not available. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which in general credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the Anthem Cash Balance Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the NEOs received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan except Ms. McCarthy.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

Empire Blue Cross and Blue Shield 2005 Executive Savings Plan

The Empire Blue Cross and Blue Shield 2005 Executive Savings Plan (the “2005 Executive Savings Plan”) enabled eligible executives to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from us. Effective December 31, 2006, the 2005 Executive Savings Plan was frozen, and no new contributions will be permitted to be made to this plan. Key employees, as defined in the Tax Code, were eligible to participate in this unfunded, non-qualified executive savings plan based upon a qualifying salary range which is adjustable on a yearly basis. In 2006, employees who had an annual base salary of at least $100,000, as of December 1, 2005 (or date of hire if a newly hired employee) or total compensation earned from January 1 through December 1, 2005 of at least $140,000, could participate in the 2005 Executive Savings Plan.

Participation in the 2005 Executive Savings Plan was voluntary, and participants could make whole-year and make-up elections. A whole-year election was effective for the entire plan year and must have specified a deferral percentage between 5% and 80% of base salary (in contrast to a maximum of 33 1/3% under the old plan), of any incentive award under the annual executive incentive compensation plan, and of other performance-based awards as defined in the 2005 Executive Savings Plan. The maximum deferral percentage was subject to adjustment in our discretion. A make-up election became effective once total compensation for the plan year reached the maximum amount that would be recognized in that plan year under applicable tax laws for purposes of our 401(k) Plan. As of January 1, 2006, the maximum amount was $215,000. A make-up election is for any whole percentage up to 6% of total compensation in excess of $215,000. We credited the employee’s account with an employer match up to 50% of the amount of the total compensation deferred pursuant to the make-up election. The vesting period for the employer match is three years of service.

Anthem, Inc. 2016 Proxy Statement  |  55

Compensation Plans (continued)

The participant may designate, from among the investment funds available for selection under the 2005 Executive Savings Plan, which are actively managed by an independent investment manager, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year. Nothing in the 2005 Executive Savings Plan requires the employer to invest, earmark, or set aside its general assets in any specific manner.

The fund or funds selected are subject to market fluctuations and, as such, there are no above-market or preferential earnings on deferred compensation paid during the fiscal year, but deferred at the election of the executive.

Anthem Cash Balance Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula. None of the NEOs is a Rule of 65 Participant, except for Ms. McCarthy. Effective January 1, 2011, the Pension Plan was entirely frozen and we spun out the Rule of 65 Participants into a new plan, the WellPoint Cash Balance Pension Plan B, which has been renamed the Anthem Cash Balance Plan B.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year but not lower than 3.85%. Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan

WellChoice provided a supplemental cash balance pension plan (the “Empire Supplemental Pension Plan”), which was assumed by us when we acquired WellChoice. Effective December 31, 2006, the Empire Supplemental Pension Plan was frozen. Upon the freeze of the Empire Supplemental Pension Plan, most active participants did not continue to accrue benefits, except for those participants who were active associates on December 31, 2006 and whose age (in complete years) plus years of pension service (in complete years) was greater than or equal to 65. The Empire Supplemental Pension Plan is not tax-qualified. The purpose of this plan was to replace pension benefits which were lost through the Empire Pension Plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Tax Code. The supplemental retirement benefit paid to each participant in the Empire Supplemental Pension Plan was equal to the difference between the participant’s benefit under the Empire Pension Plan and what the participant’s benefit under that plan would have been if the participant’s elective deferrals and the participant’s compensation in excess of the Tax Code’s limitations were included in the definition of compensation under the Empire Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the Empire Supplemental Pension Plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the Empire Pension Plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

56  |  Anthem, Inc. 2016 Proxy Statement

Compensation Plans (continued)

Executive Severance Arrangements

Anthem, Inc. Executive Agreement Plan

The Anthem, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Human Resources Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is an executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies;

(7)	conduct which tends to bring us into substantial public disgrace or disrepute; or

(8)	a material violation of our Standards of Ethical Business Conduct,

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) and (8) will apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standard of ethical business conduct; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any

Anthem, Inc. 2016 Proxy Statement  |  57

Compensation Plans (continued)

reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or

(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services, if available to current executives, and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above, or during the period from when the Agreement and Plan of Merger among Anthem, Anthem Merger Sub Corp., and Cigna Corporation (the “Merger Agreement”) is approved under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 through the third anniversary of the Closing Date, as defined in the Merger Agreement) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. Swedish, DeVeydt and Haytaian, and Ms. McCarthy participate in the Executive Agreement Plan, while Messrs. Goulet and Silverstein participated in the Executive Agreement Plan until their employment termination. Pursuant to the terms of his Plan Employment Agreement (as defined below), Mr. Swedish is entitled to the same severance benefits under the Executive Agreement Plan as described above for our executive vice presidents.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment

58  |  Anthem, Inc. 2016 Proxy Statement

Compensation Plans (continued)

Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan. Messrs. Swedish, DeVeydt, Haytaian, Goulet and Silverstein, and Ms. McCarthy are parties to the Plan Employment Agreement.

Anthem, Inc. 2016 Proxy Statement  |  59

Proposal No. 4 — Shareholder Proposal on Lobbying Disclosure

We have been informed that the Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, PA 19014 (the “Sisters of St. Francis”) and the Missionary Oblates of Mary Immaculate, 391 Michigan Avenue NE, Washington, DC 20017 (the “Missionary Oblates”), the joint beneficial owners of approximately 9,355 shares of our common stock, intend to introduce the resolution below at the annual meeting. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of the Sisters of St. Francis or the Missionary Oblates. In accordance with SEC rules, the proposed shareholder resolution and supporting statement are printed verbatim from their submission.

Whereas, we believe full disclosure of Anthem’s direct and indirect lobbying activities and expenditures is required to assess whether Anthem’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Anthem request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Anthem used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Anthem’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Anthem is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Anthem’s website.

Supporting Statement

We encourage transparency in the use of corporate funds to influence legislation and regulation. Anthem spent approximately $11.9 million in 2013 and 2014 on federal lobbying. Anthem reports spending $6.7 million in 2014 on state lobbying, yet provides no information on which states are being lobbied in nor the amounts per state. Anthem’s lobbying on a merger with Cigna has attracted media scrutiny (“Clinton Calls for Tough Scrutiny of Insurance Mergers,” Politico, Oct. 21, 2015).

Anthem sits on the board of the Chamber of Commerce, which has spent more than $1 billion on lobbying since 1998. Anthem discloses its trade association dues and the portions of its dues used for lobbying on its website but fails to disclose whether this includes all payments. Shareholders have no way to know if Anthem is making additional payments to trade associations beyond dues or if additional payments are being used to lobby. Anthem has previously made undisclosed trade association payments beyond dues that were used for lobbying (“Insurers Gave U.S. Chamber $86 Million Used to Oppose Obama’s Health Law,” Bloomberg, November 17, 2010).

We also question if Anthem’s membership in the Chamber is consistent with Anthem’s values and presents reputational risks. For example, Anthem supports smoking cessation, yet the Chamber has worked to block global antismoking laws (“U.S. Chamber Works Globally to Fight Antismoking Measures,” New York Times, June 30, 2015).

Transparent reporting would reveal whether company assets are being used for objectives contrary to Anthem’s long-term interests.

60  |  Anthem, Inc. 2016 Proxy Statement

Proposal No. 4 – Shareholder Proposal on Lobbying Disclosure (continued)

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

The adoption of this proposal is unnecessary and not in the best interests of the Company or its shareholders because we already provide extensive disclosures on our lobbying activities, our Audit Committee and Board of Directors provide independent oversight of lobbying activities and our existing policies and procedures establish an effective framework for management of lobbying activities.

As one of the nation’s largest health benefits companies, we play a key role advocating national health care policy and practices to benefit our customers and the general public. Health care is an increasingly regulated industry both at the federal and state level. As a result, we have a responsibility to all of our stakeholders to not only participate in the political process, but also to ensure that we have a seat at the table as important health care policy issues are debated and decisions are made. Anthem engages in lobbying activity to advocate our position on public policy issues with elected officials and others in federal and state government.

We are committed to transparency in and accountability for our lobbying and political activities as demonstrated by the following:

•

We Provide Extensive Disclosures About Our Lobbying and Political Activities: We publish annually a Political Contributions & Related Activity Report (“Political Contribution Report”), which discloses the amount spent on federal lobbying activities, the amount spent on state lobbying activities, contributions to state candidates and committees (including the names of recipients and the amounts of contributions) and the amount of dues we paid to national and state business and trade associations that were at least $50,000 annually, including the portion allocated to non-deductible lobbying activity and political expenditures. Our policies and procedures for lobbying and political activities are disclosed in detail in our annual Political Contribution Report, which is available on our website at www.antheminc.com under “About Anthem, Inc. – Government Relations – Political Contributions.”

•

Our Audit Committee and Board of Directors Provide Independent Oversight of Our Lobbying and Political Activities: The Audit Committee, which consists entirely of independent directors, reviews at least annually, our lobbying and political strategy, expenditures and activities and oversees compliance with our policies and procedures regarding lobbying and political expenditures and activities. In addition, the Board of Directors regularly receives public affairs updates from management.

•

Existing Policies Establish an Effective Framework for Management of Lobbying and Political Activities: The risks associated with lobbying and political activities are managed in accordance with our enterprise risk management framework. In addition, our Internal Audit Department assesses the risks related to lobbying and political activities within its annual risk assessment process. Like most major corporations, we are a member of a number of trade associations to help advance our public policy agenda and related business goals. Given the variety of business issues in which many associations are engaged, Anthem does not necessarily agree with all positions taken by every association where we are a member and we take these situations into consideration annually when determining membership. Payments to trade associations are subject to the same “Core Principles for Participation” as other lobbying and political activities and Audit Committee review and oversight.

•

We are Transparent About Our Lobbying Activities: We file federal Lobbying Disclosure Act Reports each quarter. You can find copies of our Lobbying Disclosure Reports at http://soprweb.senate.gov/index.cfm?event=selectfields. These reports provide information about expenditures for the quarter and identify the employees who lobbied on our behalf. We also file periodic reports with state agencies reflecting state lobbying activities. In addition, we participate in various trade associations that are required to disclose their own lobbying expenditures under the Lobbying Disclosure Act.

Anthem, Inc. 2016 Proxy Statement  |  61

Proposal No. 4 – Shareholder Proposal on Lobbying Disclosure (continued)

Adoption of this shareholder proposal is not necessary in light of the extensive disclosure we currently provide and the independent oversight of our lobbying and political activities by our Audit Committee and Board of Directors. Our existing policies and procedures establish an effective framework for the management of lobbying and political activities and any related risks. Moreover, adoption of this proposal is not an efficient use of resources.

Recommendation

For the reasons described above, the Board recommends a vote AGAINST this proposal.

62  |  Anthem, Inc. 2016 Proxy Statement

Voting and Meeting Information

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner, you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”).

Through the Internet	You may vote through the Internet by going to www.envisionreports.com/antm and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on May 18, 2016. If you vote through the Internet, you do not need to return a proxy card.
By Telephone	You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 18, 2016. If you vote by telephone, you do not need to return a proxy card.
By Mail	If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy Notice.

Changing Your Vote — You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the SEC to furnish proxy materials to shareholders through a “notice only” model using the Internet. This allows us to reduce costs by delivering to shareholders an E-Proxy Notice and providing online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review the important information contained in the proxy statement and our 2015 Annual Report on Form 10-K as well as how to submit your proxy through the Internet. On or about April 1, 2016, we mailed the E-Proxy Notice to the majority of our shareholders of record and a printed copy of these proxy materials to our other shareholders who had requested them.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about April 1, 2016, at www.envisionreports.com/antm. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-866-641-4276 in the United States, Canada or Puerto Rico or at 781-575-2300 from outside the United States, Canada or Puerto Rico; (b) Internet at www.envisionreports.com/antm; or (c) e-mail at investorvote@computershare.com.

Shareholders

Shares of our common stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those

Anthem, Inc. 2016 Proxy Statement  |  63

Voting and Meeting Information (continued)

shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder — If you participate in the “401(k) Plan” and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 17, 2016 at 11:59 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 17, 2016 at 11:59 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Inspector of Elections

Computershare Trust Company, N.A. has been appointed Inspector of Election for the annual meeting. The Inspector of Election will determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes

The vote of each shareholder is held in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) if there is a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) as necessary to allow the Inspector of Election to resolve any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote and to allow the Inspector of Election to certify the results of the vote.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204 or telephone (800) 985-0999.

Additional Information

Our Board has not received notice of any, and knows of no, matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named as proxies to vote such proxy in accordance with their judgment on such matters.

64  |  Anthem, Inc. 2016 Proxy Statement

Voting and Meeting Information (continued)

Shareholders may receive, without charge, a copy of our 2015 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders). Please address requests for a copy of our 2015 Annual Report on Form 10-K to our Secretary, Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Our 2015 Annual Report on Form 10-K is also available on our website under “Investors — Financial Information — SEC Filings” at www.antheminc.com.

Annual Meeting Admission

You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock as of the record date of March 18, 2016, to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Anthem stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the record date.

If you wish to appoint a representative to attend the meeting in your place, you must provide to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, the name of your representative, in addition to your E-Proxy Notice or the admission ticket portion of your proxy card if you are a shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A shareholder may only appoint one representative. Requests from shareholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

We may not be able to process requests received after May 10, 2016 in time to allow you to receive your admission ticket before the meeting date so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the annual meeting. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the annual meeting may be required to pass through a metal detector or be subject to a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the meeting once the meeting has commenced.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. Alliance Advisors, LLC will receive a fee of approximately $9,000 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

Shareholder Proposals and Nominations for Inclusion in Our Proxy Materials — Pursuant to SEC Rule 14a-8, shareholder proposals for inclusion in our proxy materials for the 2017 annual meeting of shareholders must be received by our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, no later than December 2, 2016. Such proposals need to comply with SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials.

Our By-Laws provide that a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, can nominate and

Anthem, Inc. 2016 Proxy Statement  |  65

Voting and Meeting Information (continued)

include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two (2) individuals, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-Laws. Any proxy access nominees serving on the Board and who will continue serving on the Board after the applicable annual meeting count towards the maximum number of nominees. To be timely, notice of proxy access director nominees must be delivered by the close of business to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, not less than 90 nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders. For the 2017 annual meeting of shareholders, notice of proxy access director nominees must be received no earlier than November 2, 2016 and no later than January 1, 2017. In the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the previous year’s annual meeting of shareholders, or if no annual meeting was held in the preceding year, notice of proxy access director nominees must be delivered no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Other Shareholder Proposals and Nominations — Our By-Laws also establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2017 annual meeting of shareholders, the shareholder must give timely written notice of the nomination or proposal to our Secretary along with the information required by our By-Laws. To be timely, a shareholder’s notice must be delivered to our Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2017 annual meeting of shareholders, such notice must be delivered no earlier than January 19, 2017 and no later than February 18, 2017. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

Copy of By-Law Provisions — The specific requirements of these advance notice and eligibility provisions are set forth in Sections 1.5, 1.6 and 1.16 of our By-Laws. Our By-Laws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference in any such filings.

The information on, or accessible through, our website, www.antheminc.com, is not, and should not be deemed to be, a part of this proxy statement.

By Order of the Board of Directors,

Kathleen S. Kiefer

Corporate Secretary

66  |  Anthem, Inc. 2016 Proxy Statement

Annex A

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income Per Share,” a non-GAAP measure, in this document. This non-GAAP measure is not intended to be an alternative to any measure calculated in accordance with GAAP. Rather, this non-GAAP measure is intended to aid investors when comparing Anthem, Inc.’s financial results among periods. A reconciliation of this measure to the most directly comparable measure calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Year Ended December 31, 2015
Net income	$2,560.0
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(102.4)
Other-than-temporary impairment losses on investments	54.2
Gain on extinguishment of debt	(6.0)
Transaction related costs	74.1
Amortization of other intangible assets	149.6
California adverse franchise tax ruling	42.3
Rounding impact	(0.1)

Net adjustment items	211.7

Adjusted net income	$2,771.7

Net income per diluted share	$9.38
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(0.38)
Other-than-temporary impairment losses on investments	0.20
Gain on extinguishment of debt	(0.02)
Transaction related costs	0.27
Amortization of other intangible assets	0.55
California adverse franchise tax ruling	0.16

Net adjustment items	0.78

Adjusted net income per diluted share	$10.16

Anthem, Inc. 2016 Proxy Statement  |  A-1

002CSN63A3

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2016 (May 17 for 401(k) shares).
Vote by Internet
• Go to www.envisionreports.com/antm
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

To vote as the Board of Directors recommends on all items listed below, sign, date and return this proxy card.
A	Election of Directors — The Board of Directors recommends a vote FOR each of the nominees.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain
	1a - Lewis Hay, III	☐	☐	☐	1b - George A. Schaefer, Jr.	☐	☐	☐
	1c - Joseph R. Swedish	☐	☐	☐	1d - Elizabeth E. Tallett	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2016.	☐	☐	☐
3.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

C	Proposals — The Board of Directors recommends a vote AGAINST Proposal 4.

		For	Against	Abstain
4.	If properly presented at the meeting, to vote on a shareholder proposal regarding lobbying disclosure.	☐	☐	☐

02ANGF

Annual Meeting of Shareholders

Conrad Indianapolis Hotel, 50 West Washington Street, Indianapolis, Indiana 46204

Thursday, May 19, 2016

Registration and Seating Available at 7:30 a.m. Eastern Daylight Time

Meeting Begins Promptly at 8:00 a.m. Eastern Daylight Time

Please plan to arrive early as there will be no admission after the meeting begins.

To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS		+
Thursday, May 19, 2016	Record Date: March 18, 2016

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 19, 2016. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR Proposals 1, 2, 3 and AGAINST Proposal 4.

By signing this PROXY, you revoke all prior proxies and appoint Wayne S. DeVeydt and Kathleen S. Kiefer or either of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of Anthem, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting.

If you participate in the Anthem, Inc. 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee, as to the number of shares of common stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by 11:59 p.m., Eastern Daylight Time, May 17, 2016. You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, May 17, 2016, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete the reverse side of this card, sign, and date below and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/ANTM.

Please mark your vote on the reverse side and date and sign below.

E	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

F	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+